Exhibit 99.01

Form 10-K (formerly FDIC Form F-2) - Annual Report Under Section 13 of the Securities

Exchange Act of

1934

For the Fiscal Year Ended December 31, 2010

FDIC Certificate No. 20449-1

Bank of Guam

Guam

96-0002144

P.O. Box BW

Hagåtña, Guam

96910

Telephone: (671) 472-5300

Securities registered under Section 12(b) of the Act:

Title of each class - N/A

Name of each exchange on which registered - N/A

Securities registered under Section 12(g) of the Act:

Title of each class - Common Stock

Indicate by check mark if disclosure of delinquent filers pursuant to item 10 is not contained herein, and will not be contained, to the best of the bank’s knowledge, in definitive proxy or information statements incorporated by reference in part III of this Form 10-K (formerly Form F-2) or any amendment of this Form 10-K.  ☐

Indicate by check mark whether the bank (1) has filed all reports required to be filed by section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    YES  ☒    NO  ☐

State the aggregate value of the voting stock held by non-affiliates of the registrant. The aggregate market value shall be computed by reference to the price at which the stock was sold, or the average bid and asked prices of such stock, as of a specified date within 60 days prior to the date of filing. - $9.64 × 8,714,116 = $84,004,078.24 as of February 28, 2011.

Indicate the number of shares outstanding of each of the registrant’s classes of common stock, as of the latest practicable date. – 8,714,116 as of February 28, 2011.

Documents Incorporated by Reference

1)	Proxy Statement to Shareholders solicited by the Board of Directors of the Bank of Guam in relation to the 2011 Annual Shareholders Meeting. (Parts II, III & IV)

2)	Report of Independent Accountants to Shareholders and Board of Directors of the Bank of Guam, for the fiscal years ended December 31, 2010, 2009 and 2008 (Part IV)

PART I

Item 1 - Business

Bank of Guam conducts its business as a full-service community commercial bank, with its principal office in Hagåtña, Guam, and a total of 24 branches and facilities located in:

Location	# of Branches	# of Facilities
Guam	12	0
Saipan, CNMI	1	2
Tinian, CNMI	1	0
Rota, CNMI	1	0
Republic of Palau	1	0
Chuuk, FSM	1	0
Pohnpei, FSM	1	0
Yap, FSM	1	0
Kosrae, FSM	1	0
Majuro, RMI	1	0
San Francisco, CA	1	0

In addition to its branches and facilities, Bank of Guam operates a Trust Department and a Financial Services Department located at its main branch in Hagåtña.

At December 31, 2010, the Bank’s total assets had increased by 5.3% to close the year at $990.6 million, up $50.0 million from $940.6 million in 2009. This increase is largely attributed to a $60.8 million increase in net Loans coupled with a $33.8 million increase in Interest Bearing Deposits with Banks, which were partially offset by a $57.0 million decrease in Investment Securities portfolio.

Assets	2010	2009	$ Change	% Change
Cash and Due from Banks	$32,102	$25,748	$6,354	24.7%
Federal Funds Sold	10,000	—	10,000	100.0%
Interest Bearing Deposits with Banks	59,376	20,588	38,788	188.4%

Total Cash and Cash Equivalents	101,478	46,336	55,142	119.0%

Interest Bearing Deposits with Banks	1,150	6,150	(5,000)	(81.3%)
Investment Securities Available-For-Sale	191,312	238,198	(46,886)	(19.7%)
Investment Securities Held-To-Maturity	28,366	38,495	(10,129)	(26.3%)
Federal Home Loan Bank Stock, at Cost	2,198	2,198	—	—
Loans, Net of Allowance for Loan Losses	611,139	550,297	60,842	11.1%
Accrued Interest Receivable	6,723	5,457	1,266	23.2%
Premises and Equipment, net	18,713	20,639	(1,926)	(9.3%)
Goodwill	783	783	—	—
Other Assets	28,739	32,019	(3,280)	(10.2%)

Total Assets	$990,601	$940,572	$50,029	5.3%

During 2010 the economies in our regional markets remained relatively flat and the continuation of the historically low market Interest rates continued to put pressure on our interest revenues despite the $48.1 million growth in our total earning assets portfolio. As a result, our total interest income for the year of $49.4 million is down slightly by $0.2 million (0.4%) from $49.6 million in 2009. However, we were able to fully offset the decline in total interest income as we gradually lowered the interest rates on our interest bearing liabilities during the year, and thus reduced our total interest expense by $3.0 million (33.2%) to $6.0 million from $9.0 million in 2009. On a net basis, our Net Interest Income before Provision for Loan Losses for the year totaled $43.4 million, up $2.8 million from $40.6 million in 2009.

Although the stagnant economic conditions and the historically low interest rate environment presented major challenges during the year, we were able to expand and grow our core business, and continued to deliver sustained profit performance. We closed 2010 with Total Assets of $990.6 million, up $50.0 million (5.3%); Total Deposits of $889.3 million, up $77.4 million (9.5%); and Net Profits after Taxes of $7.1 million, up $1.6 million (28.9%) from $5.5 million in 2009. Our sustained profit performance in 2010 allowed us to continue paying regular, quarterly dividends that totaled $4.3 million for the year, and contributed an additional $2.8 million to our Common Shareholders’ Equity, which closed the year at $84.4 million, up by $3.5 million (4.3%) from $80.9 million in 2009.

For 2010, our rate of return on assets (ROA), and return on equity (ROE) stood at 0.72% and 8.49%, respectively, up from last year’s 0.57% ROA and 6.71% ROE attributed to the Increase in our current year net profits. Our ROA and ROE this year continue to compare quite favorably to our peer group, which reported ROA at 0.50%, and ROE at 4.50% for the year.

Income	2010	2009	$ Change	% Change
Total Interest Income	$49,417	$49,624	$(207)	(0.4%)
Total Interest Expense	6,028	9,025	(2,997)	(33.2%)
Net Interest Income	43,389	40,599	2,790	6.9%
Provision for Loan Losses	3,125	2,550	575	22.5%
Net Interest Income after Provision	40,264	38,049	2,215	5.8%
Total Non-Interest Income	12,245	12,154	91	0.7%
Total Non-Interest Expense	43,073	42,774	299	0.7%
Income Before Income Taxes	9,436	7,429	2,007	27.0%
Income Tax Expense	2,344	1,928	416	21.6%

Net Income	$7,092	$5,501	$1,591	28.9%

As a result of the Bank’s profit performance and sustained growth in its capital base in 2010, the Bank likewise continued its long-standing practice of declaring regular quarterly dividends during the year of $0.1250 per share per quarter. For the full year of 2010, the Bank declared and paid $4.3 million in dividends to its common shareholders.

At December 31, 2010, Bank of Guam’s total full-time equivalent employees stood at 425 people, of which 317 are based in Guam.

Item 2 - Properties

Bank of Guam owns four (4) buildings, which houses its Headquarters & Hagåtña Main branch, its Santa Cruz branch, its Garapan branch in Saipan, and its Rota branch in the CNMI. The Bank’s ownership to these buildings are free of any encumbrances, however, the real properties on which these buildings are situated are leased from various property owners under long-term lease arrangements of up to 99 years. The net book value of the bank premises and equipment (inclusive of bank owned properties) at December 31, 2010 is $18.7 million. In addition, the Bank leases office spaces for its other branches and facilities; also with terms ranging from 1 to 99 years with renewal options of similar terms.

Premises and Equipment

A summary of premises and equipment at December 31, 2010 and 2009 follows:

	2010
	Cost	Accumulated Depreciation	Net Book Value
Buildings	$27,742	$(14,906)	$12,836
Furniture and equipment	23,715	(19,614)	4,101
Automobiles and mobile facilities	1,400	(1,148)	252
Leasehold improvements	4,092	(2,647)	1,445

	56,949	(38,315)	18,634
Construction in-progress	79	—	79

	$57,028	$(38,315)	$18,713

	2009
	Cost	Accumulated Depreciation	Net Book Value
Buildings	$27,742	$(14,108)	$13,634
Furniture and equipment	22,641	(17,867)	4,774
Automobiles and mobile facilities	1,383	(941)	442
Leasehold improvements	3,507	(2,414)	1,093

	55,273	(35,330)	19,943
Construction in-progress	696	—	696

	$55,969	$(35,330)	$20,639

For the years ended December 31, 2010, 2010 and 2009, depreciation expense was $3,040, $3,250 and $3,064, respectively.

Lease Commitments

The Bank utilizes facilities, equipment and land under various operating leases with terms ranging from 1 to 99 years. Some of these leases include scheduled rent increases. The total amount of the rent is being debited to expense on the straight-line method over the lease terms in accordance with ASC Topic 840 “Leases.” The Bank has recorded a deferred obligation of $554 and $474 as of December 31, 2010 and 2009, respectively, which has been included within other liabilities, to reflect the excess of rent expense over cash paid on the leases.

At December 31, 2010, annual lease commitments under the above noncancelable operating leases were as follows:

Year ending December 31,
2011	$1,647
2012	1,116
2013	975
2014	830
2015	640
Thereafter	19,266

$24,474

The Bank leases certain facilities from two separate entities in which two of its directors have separate ownership interests. Lease payments made to these entities during the years ended December 31, 2010, 2009 and 2008 approximated $263, $263 and $252, respectively.

Furthermore, the Bank also leases to third parties, office spaces in its owned buildings under lease terms ranging from 3 to 5 years with renewal option periods up to 15 years.

Lease Commitments, Continued

Additionally, the Bank leases office space to third parties, with original lease terms ranging from 3 to 5 years with option periods ranging up to 15 years. At December 31, 2010, minimum future rents to be received under noncancelable operating sublease agreements were $13 for the year ended December 31, 2011.

A summary of rental activities for years ended December 31, 2010, 2009 and 2008, is as follows:

	2010	2009	2008
Rent expense	$2,508	$2,326	$2,285
Less: sublease rentals	269	283	249

	$2,239	$2,043	$2,036

Item 3 - Legal Proceedings

Bank of Guam is involved in certain legal actions and claims that arise in the ordinary course of business. Management believes that, as a result of its legal defenses and insurance arrangements, none of these matters have a material adverse effect on the Bank’s financial position, results of operations or cash flows.

Item 4 – Submission of Matters to a Vote of Security Holders

There were no matters submitted to a vote of stockholders during the year ended December 31, 2010.

PART II

Item 5 - Market for the Bank’s Common Stock and Related Security-Holder Matters

Common Shares

At December 31, 2010, the total number of shares of Common Stocks issued was 8,714,116 shares of which 8,714,116 shares are outstanding with a Par Value of $.2083 per share. The number of Common Stock shareholders of record at December 31, 2010 totals approximately 4,000.

On August 7, 2000, Bank of Guam stocks were listed and eligible for trading in the Pacific Exchange until March 20, 2002. After March 20, 2002, Bank of Guam stocks began to trade at Archipelago Exchange. On August 18, 2004, Bank of Guam received an Order approving the bank’s application to withdraw its common stock from listing and registration and the concurrent termination of registration under Section 12(b) of the Securities Exchange Act of 1934. The bank’s registration will continue under Section 12(g) of the Act. Effective February 2, 2009, Computershare Trust Company, N.A. is now the Registrar, Stock Transfer and Dividend Disbursing Agent for the Bank of Guam’s common stock, with duties that include: stock transfers, dividend payments, address changes and lost certificate replacements. During 2010, the Bank’s common shares traded at a range of $4.37 to $9.86 per share.

Bank of Guam has consistently paid dividends on a quarterly basis since 1975. A summary of quarterly dividends paid during 2010 and 2009 are as follows:

Quarter	2010	2009
I	$0.125	$0.125
II	$0.125	$0.125
III	$0.125	$0.125
IV	$0.125	$0.125

Total	$0.500	$0.500

Preferred Shares/Long-Term Debt

In prior years, the Bank had exchanged all outstanding shares of its 11% Cumulative Perpetual Preferred Stock, Series A and its 9.8% Cumulative Perpetual Preferred Stock, Series B for $10 million of subordinated debt. The indenture provided for the payment of interest each quarter at the rate of LIBOR plus .375%. Principal repayments during 2005 were scheduled in quarterly installments of $500,000. At December 31, 2010 and 2009, the outstanding balance of the subordinated debt amounted to $0 and $0, respectively.

Stock Option Plan

The Bank has a stock purchase plan that covers substantially all employees meeting the minimum service requirements. Under the plan, qualified employees are allowed to participate in the purchase of designated shares of the Bank’s common stock at 85% of fair market value at date of exercise. A maximum of 1,946,608 shares are authorized for issuance. As of December 31, 2010, 1,657,000 rights to purchase shares have been granted to employees. Rights to purchase shares are exercisable for a ten-year period from the date of grant. During 2010, 2009, and 2008 shares totaling 44,629, 33,716, and 33,716, respectively, were issued under the plan at average prices of $7.49, $7.87, and $7.57, respectively.

Phantom Stock Option Plan

Under a Phantom Stock unit and stock option plan, the President and Executive Vice President may elect to receive up to $100 each in Phantom Stock units in lieu of an equal amount of incentive bonus as computed in their employment agreements. These nonvoting Phantom Stock units may be held for receipt of dividends equal to the dividend rate of the Bank’s common stock or may be redeemed at a price equal to the market value of the Bank’s common stock. In addition, for each Phantom Stock unit received, the executive employee receives options to purchase three shares of the Bank’s common stock at a price equal to the market value of the stock at the date the options are granted. The redemption of the Phantom Stock or the exercise of the options will result in the forfeiture by the executive employee of any rights under the other. At December 31, 2010 and 2009, there were no Phantom Stock units outstanding under the plan.

Item 6 - Selected Financial Data

Summary of Selected Financial Data

SUMMARY OF OPERATIONS

(in thousands)

	2010	2009	2008	2007	2006
INTEREST INCOME:
Interest and fees on loans	$43,206	$40,572	$37,413	$39,571	$37,666
Interest on deposits in other banks	593	477	404	425	363
Interest on investment securities	5,605	8,529	11,568	12,671	11,112
Taxable	911	1,316	1,794	1,638	756
Exempt from income tax	4,693	7,213	9,773	11,032	10,356
Interest on federal funds sold	13	46	636	1,602	1,352

TOTAL INTEREST INCOME	49,417	49,624	50,021	54,269	50,493
INTEREST EXPENSE:
Time deposits	656	1,692	4,640	7,055	5,747
Savings deposits	4,796	6,228	4,022	4,843	3,985
Other borrowed funds	576	1,105	1,181	524	460

TOTAL INTEREST EXPENSE	6,028	9,025	9,843	12,422	10,192

NET INTEREST INCOME	43,389	40,599	40,178	41,847	40,301

Provision for loan losses	3,125	2,550	2,400	929	2,050

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	40,264	38,049	37,778	40,918	38,251

NON INTEREST INCOME:
Service charges and fees	3,894	4,265	3,854	4,015	3,733
Investment securities gains, net	2,603	2,721	1,450	88	(7)
Other income	5,748	5,168	5,414	5,883	5,680

TOTAL NON INTEREST INCOME	12,245	12,154	10,718	9,986	9,406

NON INTEREST EXPENSES:
Salaries and employee benefits	19,577	18,839	18,047	17,419	15,232
Occupancy	5,861	5,673	5,740	5,288	5,128
Furniture and equipment expenses	5,128	5,505	4,885	4,481	4,286
General, administrative and other expenses	12,507	12,757	11,206	11,606	9,438

TOTAL NON INTEREST EXPENSES	43,073	42,774	39,878	38,794	34,084

INCOME BEFORE INCOME TAXES	9,436	7,429	8,618	12,110	13,573

Income tax expense	2,344	1,928	2,409	3,622	4,063

NET INCOME	$7,092	$5,501	$6,209	$8,488	$9,510

Earnings Per Share:
Basic	$0.81	$0.63	$0.72	$0.99	$1.11
Diluted	$0.79	$0.62	$0.70	$0.96	$1.08

SUMMARY OF FINANCIAL CONDITION

(in thousands)

	2010	2009	2008	2007	2006
ASSETS
Cash & Due from Banks	$32,102	$25,748	$28,070	$22,937	$27,691
Interest bearing deposits in other banks	60,526	26,738	10,175	10,202	7,702
Federal funds sold	10,000	—	55,000	18,400	36,000
Investment securities	221,876	278,891	211,537	289,014	254,492

Loans	620,547	559,192	525,111	454,842	423,363
Less allowance for possible loan losses	(9,408)	(8,895)	(9,943)	(9,000)	(8,891)

NET LOANS	611,139	550,297	515,168	445,842	414,472

Premises and equipment	18,713	20,639	22,571	23,498	23,908
Accrued interest receivable and other assets	36,245	38,259	15,756	19,389	20,224

TOTAL ASSETS	$990,601	$940,572	$858,277	$829,282	$784,489

LIABILITIES AND STOCKHOLDERS’ EQUITY
DEPOSITS
Demand	232,956	213,292	205,333	193,742	178,722
Savings and PCA	460,104	383,724	282,099	281,162	291,833
Other Time	196,215	214,878	252,231	261,260	223,732

TOTAL DEPOSITS	889,275	811,894	739,663	736,164	694,287

Long- term debt	—	—	—	—	—
Accrued interest payable and other liabilities	16,974	47,783	37,600	14,554	14,843

TOTAL LIABILITIES	906,249	859,677	777,263	750,718	709,130

Shareholders’ equity:
Capital stock at $0.2083 par value
Authorized 48,000,000 shares
Issued and outstanding:
2009 - 8,669,487 shares	1,830	1,820	1,813	1,801	1,792
Paid-in surplus	13,683	13,357	13,097	12,839	12,595
Treasury Stock	(290)	(290)	(290)	(290)	—
Retained earnings	70,532	67,789	66,616	64,719	62,453
Accumulated other comprehensive (Loss)	(1,403)	(1,781)	(222)	(505)	(1,481)

Total shareholders’ equity	84,352	80,895	81,014	78,564	75,359

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$990,601	$940,572	$858,277	$829,282	$784,489

	2010	2009	2008	2007	2006
Selected Data
ROA	0.72%	0.57%	0.70%	1.04%	1.21%
ROE	8.49%	6.71%	7.95%	11.27%	13.12%
Net Loans	611,139	550,297	515,168	445,842	414,472
Total Deposits	889,275	811,894	739,663	736,165	694,287
Core Deposits	693,060	597,016	487,432	474,905	470,555
Volatile Deposits	196,215	214,878	252,231	261,260	223,732
Asset Liquidity Measures
Percent of Total Assets:
Cash and Due from Banks	3.24%	2.74%	3.27%	2.77%	3.53%
Fed Funds Sold	1.01%	0.00%	6.41%	2.22%	4.59%
Total Investments	22.40%	29.65%	24.65%	34.85%	32.44%
Percent of Total Deposits:
Net Loans	68.72%	67.78%	69.65%	60.56%	59.70%
Liability Liquidity Measures
Percent of Total Liabilities:
Total Deposits	98.13%	94.44%	95.16%	98.06%	97.91%
Percent of Total Deposits:
Demand Deposits	26.20%	26.27%	27.76%	26.32%	25.74%
Interest Bearing Deposits	73.80%	73.73%	72.24%	73.68%	74.26%
Total Equity to Total Assets	8.52%	8.60%	9.44%	9.47%	9.61%
Core Deposits to Total Assets	69.96%	63.47%	56.79%	57.27%	59.98%
Core Deposits to Total Deposits	77.94%	73.53%	65.90%	64.51%	67.78%
Volatile Liabilities to Total Assets	19.81%	22.85%	29.39%	31.50%	28.52%
Volatile Liabilities to Total Deposits	22.06%	26.47%	34.10%	35.49%	32.22%
Reserve for Loan Losses to Total Assets	0.95%	0.95%	1.16%	1.09%	1.13%
Reserve for Loan Losses to Total Loans	1.52%	1.59%	1.89%	1.98%	2.10%
Net Charge-offs to Total Loans	0.42%	0.64%	0.28%	0.18%	0.43%

There are no factors such as accounting changes, business conditions, or dispositions of business operations that materially affect the comparability of the selected financial data.

Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations

Bank of Guam® 2010 Annual Report

Management’s Discussion and Analysis

At December 31, 2010, the Bank’s total assets had increased by 5.3% to close the year at $990.6 million, up $50.0 million from $940.6 million in 2009. This increase is largely attributed to a $60.8 million increase in net Loans coupled with a $33.8 million increase in Interest Bearing Deposits with Banks, which were partially offset by a $57.0 million decrease in Investment Securities portfolio.

	2010	2009	$ Change	% Change
Assets
Cash and Due from Banks	$32,102	$25,748	$6,354	24.7%
Federal Funds Sold	10,000	—	10,000	100.0%
Interest Bearing Deposits with Banks	59,376	20,588	38,788	188.4%
Total Cash and Cash Equivalents	101,478	46,336	55,142	119.0%
Interest Bearing Deposits with Banks	1,150	6,150	(5,000)	(81.3%)
Investment Securities Available-For-Sale	191,312	238,198	(46,886)	(19.7%)
Investment Securities Held-To-Maturity	28,366	38,495	(10,129)	(26.3%)
Federal Home Loan Bank Stock, at Cost	2,198	2,198	—	—
Loans, Net of Allowance for Loan Losses	611,139	550,297	60,842	11.1%
Accrued Interest Receivable	6,723	5,457	1,266	23.2%
Premises and Equipment, net	18,713	20,639	(1,926)	(9.3%)
Goodwill	783	783	—	—
Other Assets	28,739	32,019	(3,280)	(10.2%)
Total Assets	$990,601	$940,572	$50,029	5.3%

During 2010, the economies in our regional markets remained relatively flat and the continuation of the historically low market interest rates continued to put pressure on our interest revenues despite the $48.1 million growth in our total earning assets portfolio. As a result, our total interest income for the year of $49.4 million is down slightly by $0.2 million (0.4%) from $49.6 million in 2009. However, we were able to fully offset the decline in total interest income as we gradually lowered the interest rates on our interest bearing liabilities during the year, and thus reduced our total interest expense by $3.0 million (33.2%) to $6.0 million from $9.0 million in 2009. On a net basis, our Net Interest Income before Provision for Loan Losses for the year totaled $43.4 million, up $2.8 million from $40.6 million in 2009.

Although the stagnant economic conditions and the historically low interest rate environment presented major challenges during the year, we were able to expand and grow our core business while delivering sustained profit performance. We closed 2010 with Total Assets of $990.6 million, up $50.0 million (5.3%); Total Deposits of $889.3 million, up $77.4 million (9.5%); and Net Profits after Taxes of $7.1 million, up $1.6 million (28.9%) from $5.5 million in 2009. Our sustained profit performance in 2010 allowed us to continue paying regular, quarterly dividends that totaled $4.3 million for the year, and contributed an additional $2.8 million to our Common Shareholders’ Equity, which closed the year at $84.4 million, up by $3.5 million (4.3%) from $80.9 million in 2009.

For 2010, our rate of return on assets (ROA), and return on equity (ROE) stood at 0.72% and 8.49%, respectively, up from last year’s 0.57% ROA and 6.71% ROE attributed to the increase in our current year net profits. Our ROA and ROE this year continue to compare quite favorably to our peer group, which reported ROA at 0.50%, and ROE at 4.50% for the year.

	2010	2009	$ Change	% Change
Income
Total Interest Income	$49,417	$49,624	$(207)	(0.4%)
Total Interest Expense	6,028	9,025	(2,997)	(33.2%)
Net Interest Income	43,389	40,599	2,790	6.9%
Provision for Loan Losses	3,125	2,550	575	22.5%
Net Interest Income after Provision	40,264	38,049	2,215	5.8%
Total Non-Interest Income	12,245	12,154	91	0.7%
Total Non-Interest Expense	43,073	42,774	299	0.7%
Income Before Income Taxes	9,436	7,429	2,007	27.0%
Income Tax Expense	2,344	1,928	416	21.6%
Net Income	$7,092	$5,501	$1,591	28.9%

Loans and Deposits

During 2010, we continued with our commitment to actively support the growth and development of the communities that we serve throughout the region and thus expanded our loan and credit card programs throughout the islands. As a result, our total loans (net of deferred loan fees) grew by $61.5 million (11.0%) to $622.0 million, up from $560.5 million in 2009. Our Government loan portfolio (largely comprised of loans to Government of Guam entities) registered the largest increase to close the year at $47.9 million, up $24.2 million from $23.7 million last year. This was followed by the $22.9 million (6.6%) growth in Commercial loans which totaled $368.3 million, up from $345.7 million; the $10.4 million (10.2%) growth in Consumer loans (inclusive of Credit Card balances) which totaled $112.5 million, up from $102.0 million; and Real Estate loans at $88.8 million, up $2.5 million (2.9%) from $86.3 million in 2009.

	2010	2009	$ Change	% Change
Loans
Commercial	$368,635	$345,712	$22,923	6.6%
Consumer	112,462	102,024	10,438	10.2%
Real Estate	88,840	86,329	2,511	2.9%
Government Loans	47,904	23,746	24,158	101.7%
Other Loans	4,112	2,662	1,450	54.5%
Gross Loans	621,953	560,473	61,480	11.0%
Less: Net Deferred Loan Fees	1,406	1,281	125	9.8%
Less: Allowance for Loan Losses	9,408	8,895	513	5.8%
Net Loans	$611,139	$550,297	$60,842	11.1%

While the Bank continued its focus on strong asset quality through our stringent underwriting standards and effective collection efforts, our average volume of loans categorized as impaired increased to $15.3 million, up from $10.9 million last year. Conversely and on a more positive note, our gross loan losses in 2010 decreased to $3.8 million, down 17.6% from $4.7 million, coupled with higher recoveries of loans previously charged-off totaling $1.2 million, up from $1.1 million last year. As a result, net loan losses for the year decreased by $1.0 million to $2.6 million, down 27.4% from $3.6 million last year.

	2010	2009	$ Change	% Change
Impaired Loans
Impaired Loans	$15,310	$10,858	$4,452	41.0%
Interest income recognized on Impaired Loans	$73	$262	$(189)	(72.1%)

	2010	2009	$ Change	% Change
Loan Losses
Gross Loan Losses	$3,838	$4,659	$(821)	17.6%
Recoveries of charged-off loans	1,226	1,061	165	15.6%
Net Loan Losses	$2,612	$3,598	$(986)	(27.4%)

On the liabilities side, our total deposit base during 2010 registered substantial growth, closing the year at $889.3 million, up $77.4 million (9.5%) from $811.9 million last year. Regular Savings, the lead product in terms of both absolute dollar amount and percentage increase, reached $386.3 million, up $74.8 million (24.0%) from $311.5 million, followed by Demand Deposits, interest bearing and non-interest bearing combined, which totaled $308.2 million, up $22.1 million (7.79%) from $286.1 million last year. Conversely, our time deposit portfolio, which is comprised of Time Deposit Open Accounts (TDOA) and fixed-term Time Deposits dropped by $19.5 million to $194.8 million from $214.3 million last year. Total TDOA balances at year-end 2010 dropped slightly by $3.0 million (2.7%) to $109.3 million from $112.3 million, while fixed-term Time Deposits, comprised largely of jumbo time deposits with balances of $100 thousand or more dropped by $16.5 million, closing the year at $85.5 million, down from $101.9 million last year.

Overall, the commendable growth in our loan portfolio contributed positively to our loan-to-deposit ratio which closed the year at 69.8%, up from 68.9% last year.

	2010	2009	$ Change	% Change
Deposits
Non-Interest Bearing Deposits	$232,956	$213,292	$19,664	9.2%
Interest Bearing Deposits:
Demand Deposits	75,237	72,830	2,407	3.3%
Regular Savings	386,303	311,484	74,819	24.0%
Time Deposits:
$100,000 or more	69,542	84,004	(14,462)	(17.2%)
Less than $100,000	15,943	17,951	(2,008)	(11.2%)
Other Interest Bearing Deposits	109,294	112,333	(3,039)	(2.7%)
Total Interest Bearing Deposits	656,319	598,602	57,717	9.6%
Total Deposits	$889,275	$811,894	$77,381	9.5%

Liquidity and Investment Portfolio

During 2010, our investment portfolio (which is comprised of U.S. government agency pool securities, U.S. government sponsored enterprise (GSE) mortgage-backed securities, federal funds sold and time deposits at other banks) decreased by $51.2 million to close the year at $236.7 million, down 17.8% from $287.8 million in 2009. This is primarily attributed to the $57.0 million (20.6%) net decrease in the investment securities component of the portfolio, which totaled $219.7 million, down from $276.7 million. This decrease, however, was partially offset by a $10.0 million increase in overnight federal funds sold.

Throughout the year, we continued to execute our restructuring strategies to shorten the average maturity and duration of the portfolio in order to minimize the potential adverse impact from market valuation of our longer-term securities, as well as position the portfolio to yield higher returns as market interest rates rise. As a result, our restructuring and reinvestment action generated $2.6 million in net gains from securities sold. During 2010, interest income from our investment portfolio totaled $6.2 million, down $2.8 million from $9.1 million, and our investment portfolio yield stood at 2.36%, down from 2.74% in 2009.

	2010	2009	$ Change	% Change
Investments
Federal Funds Sold	$10,000	$—	$10,000	100.0%
TCDs at Other Banks	7,000	11,150	(4,150)	(37.2%)
Investment Securities-AFS	191,312	238,198	46,886	(19.7%)
Investment Securities-HTM	28,366	38,495	(10,129)	(26.3%)
Total Investment Portfolio	$236,678	$287,843	$(51,165)	(17.8%)

As required by accounting standards, the Bank accounts for and classifies its investment securities as “Available-for-Sale,” “Held-to-Maturity” and “Trading,” based on management’s intention regarding their retention. However, in following through with our intention to hold our investments to maturity, and at the same time providing for our short-term liquidity requirements, at year-end 2010, we maintained $28.4 million of our investments in U.S. government agency and U.S. government sponsored enterprise mortgage-backed securities as “Held-to-Maturity.” We intend to and we have the ability to hold these securities to their contractual maturity. We do not engage in trading of securities, and therefore do not hold any of our securities in the “Trading” classification.

At December 31, 2010, the amortized cost and fair value of our investment securities, with gross unrealized gains and losses, were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Investment Securities
Securities available-for-sale:
U.S. Government agency and sponsored enterprise (GSE) debt securities	$85,004	$131	$(636)	$84,499
U.S. Government agency pool securities	43,732	531	(67)	44,196
U.S. Government agency and GSE
Mortgage-Backed Securities	63,822	106	(1,311)	62,617
Totals	$192,558	$768	$(2,014)	$191,312
Securities held-to-maturity:
U.S. Government agency pool securities	2,784	28	(24)	2,788
U.S. Government agency and GSE
Mortgage-Backed Securities	25,582	1,489	—	27,071
Totals	$28,366	$1,517	$(24)	$29,859

Net Interest Income

Our Net Interest Income after the Provision for Loan Losses for the year totaled $40.3 million, up by $2.2 million (5.8%) from $38.0 million in 2009. This increase is primarily attributed to the net decrease of $3.0 million in total interest expense, which more than offset the $0.2 million net decrease in total interest income. Overall, our net interest margin increased by 43 basis points (0.43%) to close the year at 5.03%, up from 4.60% last year.

Interest Income

Our total interest income of $49.4 million in 2010 registered a net decrease of $0.2 million (0.4%), down from $49.6 million last year. This net decrease is primarily attributed to the $2.9 million decrease in interest income from our investment portfolio which more than offset the $2.6 million increase in interest and fees on loans. During 2010, our loan portfolio generated inte-rest and fees totaling $43.2 million, up $2.6 million (6.5%) from $40.6 million in 2009.

Interest Expense

As market interest rates remained at historically low levels during 2010, we also continued to gradually reduce the interest rates on our interest bearing liabilities during the year. As a result, our total interest expense in 2010 decreased by $3.0 million (33.2%) to $6.0 million, down from $9.0 million in 2009. This decrease was primarily attributed to the $1.4 million decrease in interest paid on our Savings Deposit portfolio which totaled $4.8 million, down from $6.2 million last year, followed by a $1.0 million decrease in interest paid on Time Deposits (largely in “jumbo” time deposits with balances of $100 thousand or more) which totaled $0.7 million for the year, down from $1.7 million last year. In addition, the total interest we paid on our other borrowed funds dropped by $0.5 million to $0.6 million, down from $1.1 million last year.

	2010	2009	$ Change	% Change
Interest Income
Interest income:
Loans	$43,206	$40,572	$2,634	6.5%
Investment Securities	5,605	8,529	(2,924)	(34.3%)
Federal Funds Sold	13	46	(33)	(71.7%)
Deposits with Other Banks	593	477	116	24.3%
Total Interest Income	$49,417	$49,624	$(207)	(0.4%)

Interest Expense:
Time Deposits	$656	$1,692	$(1,036)	(61.2%)
Savings Deposits	4,796	6,228	(1,432)	(23.0%)
Other Borrowed Funds	576	1,105	(529)	(47.9%)
Total Interest Expense	$6,028	$9,025	$(2,997)	(33.2%)

	2010	2009	$ Change	% Change
Net Interest Income
Before Provision for Loan Losses	$43,389	$40,599	$2,790	6.9%
Provision for Loan Losses	$3,125	$2,550	$575	22.5%
Net Interest Income after
Provision for Loan Losses	$40,264	$38,049	$2,215	5.8%

Non-Interest Income and Non-Interest Expense

Non-interest income, which is derived from service charges, fees, commissions, and other non-interest income sources totaled $12.2 million in 2010, up $0.1 million (0.7%) from $12.1 million in 2009. This increase was primarily attributed to the $0.3 million increase in credit card and merchant services income which totaled $2.8 million, up from $2.5 million, coupled with the $0.1 million increase in wire transfer and cable fee income, which totaled $0.7 million, up from $0.6 million, and the $0.1 million increase in trust fee income, which totaled $0.7 million, up from $0.6 million last year. These increases were, however, partially offset by the $0.2 million decrease in mortgage servicing income, which totaled $0.6 million, down from $0.8 million, and the $0.2 million decrease in checking and savings account service fees, which totaled $2.2 million during the year, down from $2.4 million last year.

	2010	2009	$ Change	% Change
Non-Interest Income
Service charges and fees	$3,894	$4,265	$(371)	(8.7%)
Investment securities gains, net	2,603	2,718	(115)	(4.2%)
Other income	5,748	5,171	577	11.2%
Total Non-Interest Income	$12,245	$12,154	$91	0.7%

On the expense side, non-interest expenses in 2010 totaled $43.1 million, up $0.3 million (0.7%) from $42.8 million in 2009. This increase was largely attributed to the $0.7 million (3.9%) increase in Salaries and Employee Benefit expenses which totaled $19.6 million, up from $18.8 million last year, plus the $0.2 million (3.3%) increase in Occupancy expenses which totaled $5.9 million, up from $5.7 million last year. These increases were however partially offset by the $0.4 million (6.8%) decrease in Furniture and Equipment expenses, which totaled $5.1 million, down from $5.5 million last year, and the $0.3 million (2.0%) decrease in General, Administrative and Other (GA&O) expenses, which totaled $12.5 million in 2010, down from $12.7 million in 2009. The decrease in Furniture and Equipment expenses of $0.4 million was attributed to the $0.2 million decrease in both furniture and equipment depreciation expenses, and equipment maintenance and repair expenses, which combined totaled $5.1 million, down from $5.5 million last year. The $0.3 million decrease in GA&O expenses was largely attributed to the $0.2 million decrease in Sundry Losses, which totaled $0.2 million, down from $0.4 million last year.

	2010	2009	$ Change	% Change
Non-Interest Expense
Salaries and employee benefits	$19,577	$18,839	$738	3.9%
Occupancy	5,861	5,673	188	3.3%
Furniture and equipment	5,128	5,505	(377)	(6.8%)
General, administrative and other	12,507	12,757	(250)	(2.0%)
Total Non-Interest Expense	$43,073	$42,774	$299	0.7%

Capital Resources

Under current FDIC regulations, the Bank must maintain a 5.0% tier 1 capital to average assets ratio and a tier 1 capital to risk-weighted assets ratio of 6.0% in order to be classified as “well capitalized.” Additionally, the Bank’s total capital to risk-weighted assets ratio must equal or exceed 10.0% to meet the standard for that classification. At December 31, 2010, the Bank’s total capital, net of $0.3 million in treasury stocks, stood at $84.4 million, up $3.5 million from $80.9 million in 2009, and the Bank’s capital ratios at December 31, 2010, continue to exceed all of the minimum regulatory capital adequacy requirements, and allow the Bank to remain classified as “well capitalized” for regulatory purposes.

		Minimum	Minimum to be
		to be
	Adequately	Well
	2010	Capitalized	Capitalized
	Actual	%	%
Capital Adequacy
Total Capital to Risk Weighted Assets ($)	$93,286
Ratio (%)	13.76%	8.00%	10.00%

Tier 1 Capital to Risk Weighted Assets ($)	$84,813
Ratio (%)	12.21%	4.00%	6.00%
Tier 1 Capital to Average Assets ($)	$84,813
Ratio (%)	8.52%	4.00%	5.00%

Off-Balance Sheet Arrangements

In the ordinary course of business, the Bank enters into agreements to extend credit to its customers, comprised of loan commitments and letters of credit. These arrangements are subject to the same credit criteria as the on-balance sheet loans of the Bank and expose the Bank to a potential risk of credit loss represented by the contractual amounts of the agreements. However, because some of these agreements may expire without being exercised, the Bank’s need for cash to fund them may be less than the full amounts arranged. At December 31, 2010, Commitments to extend credit totaled $95.0 million, up $32.8 million from $62.1 million in 2009. Total Letters of Credit outstanding increased by $10.8 million to $34.6 million, up from $23.8 million in 2009. The Bank does not anticipate any material losses associated with these off-balance arrangements.

	2010	2009	$ Change	% Change
Off-Balance Sheet Items
Commitments to Extend Credit	$94,979	$62,143	$32,836	52.8%
Letters of Credit:
Standby Letters of Credit	$33,072	$21,003	$12,069	57.5%
Other Letters of Credit	1,513	2,792	(1,279)	(45.8%)
Total Letters of Credit	$34,585	$23,795	$10,790	45.3%

Contractual Obligations

The Bank utilizes facilities, equipment and land under various operating leases with terms ranging from 1 to 99 years. Some of these leases include scheduled rent increases. The total amount of the rent is being debited to expense on the straight-line method over the terms of the leases in accordance with ASC Topic 840 “Leases.” The Bank has recorded a deferred obligation of $0.6 million and $0.5 million as of December 31, 2010 and 2009, respectively, which has been included within other liabilities, to reflect the excess of rent expense over cash paid on the leases.

The Bank leases certain facilities from two separate entities in which two of its directors have separate ownership interests. Lease payments made to these entities during each of the years ended December 31, 2010 and 2009 were approximately $0.3 million.

At December 31, 2010, the Bank’s annual lease commitments under the above operating leases are as follows:

Payments due by period
		Less than	1 to 3	3 to 5	More than
	Total	1 Year	Years	Years	5 Years
Long-term debt obligations	$—	$—	$—	$—	$—
Capital lease obligations	—	—	—	—	—
Operating lease obligations	24,474	1,647	2,091	1,470	19,266
Purchase obligations	—	—	—	—	—
Other long-term liabilities	—	—	—	—	—
Total	$24,474	$1,647	$2,091	$1,470	$19,266

Impact of Inflation and Changing Prices

The Bank’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation can be found in the increased cost of the Bank’s operations. Nearly all of our assets and liabilities are financial, unlike most industrial companies. As a result, the Bank’s performance is directly impacted by changes in interest rates, which are indirectly influenced by inflation and inflationary expectations. Our ability to match the financial assets to the financial liabilities in our asset/liability management tends to minimize the effect of a change of interest rates on our performance.

Forward-Looking Statements

When used in this filing and in future filings by the Bank with the Federal Deposit Insurance Corporation, in our press releases or other public or stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, including but not limited to changes in economic conditions in our market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in our market area and competition, all or any of which could cause actual results to differ materially from historical earnings and from those presently anticipated or projected.

The Bank wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advises readers that various factors, including regional, national and international economic conditions, substantial changes in the levels of market interest rates, credit and other risks of lending and investment activities, competition and regulatory factors, could affect our financial performance and could cause our actual results for future periods to differ materially from those anticipated or projected.

The Bank does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Item 8 - Financial Statements and Supplementary Data

BANK OF GUAM

CONSOLIDATED FINANCIAL STATEMENTS

AND INDEPENDENT AUDITORS’ REPORT

DECEMBER 31, 2010 AND 2009

Independent Auditors’ Report

To the Board of Directors and

Shareholders of the Bank of Guam:

We have audited the accompanying consolidated statements of condition of the Bank of Guam and subsidiaries (the “Bank”) as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years ended December 31, 2010. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Bank of Guam and subsidiaries as of December 31, 2010 and 2009 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Tamuning, Guam

February 23, 2011

BANK OF GUAM

Consolidated Statements of Condition

December 31, 2010 and 2009

(In thousands, except par value)

	2010	2009
ASSETS
Cash and due from banks	$32,102	$25,748
Federal funds sold	10,000	—
Interest bearing deposits in banks	59,376	20,588

Total cash and cash equivalents	101,478	46,336

Interest bearing deposits in banks	1,150	6,150
Investment securities available for sale	191,312	238,198
Investment securities held to maturity	28,366	38,495
Federal Home Loan Bank stock, at cost	2,198	2,198
Loans, net of allowance for loan losses (2010: $9,408 and 2009: $8,895)	611,139	550,297
Accrued interest receivable	6,723	5,457
Premises and equipment, net	18,713	20,639
Goodwill	783	783
Other assets	28,739	32,019

	$990,601	$940,572

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Non-interest bearing	$232,956	$213,292
Interest bearing	656,319	598,602

Total deposits	889,275	811,894

Accrued interest payable	233	418
Federal funds purchased	—	10,000
FHLB advances	15,000	35,000
Other liabilities	1,741	2,365

Total liabilities	906,249	859,677

Commitments and contingencies

Stockholders’ equity:
Common stock $0.2083 par value; 48,000 shares authorized; 8,747 and 8,702 shares issued and 8,715 and 8,670 shares outstanding at 2010 and 2009, respectively	1,830	1,820
Additional paid-in capital	13,683	13,357
Retained earnings	70,532	67,789
Accumulated other comprehensive loss	(1,403)	(1,781)

	84,642	81,185
Common stock in treasury, at cost (32 shares)	(290)	(290)

Total stockholders’ equity	84,352	80,895

	$990,601	$940,572

See accompanying notes to consolidated financial statements.

BANK OF GUAM

Consolidated Statements of Income

Years Ended December 31, 2010, 2009 and 2008

(In thousands, except per share amounts)

	2010	2009	2008
Interest income:
Loans	$43,206	$40,572	$37,413
Investment securities	5,605	8,529	11,568
Federal funds sold	13	46	636
Deposits with banks	593	477	404

Total interest income	49,417	49,624	50,021

Interest expense:
Time deposits	656	1,692	4,640
Savings deposits	4,796	6,228	4,022
Other borrowed funds	576	1,105	1,181

Total interest expense	6,028	9,025	9,843

Net interest income	43,389	40,599	40,178

Provision for loan losses	3,125	2,550	2,400

Net interest income, after provision for loan losses	40,264	38,049	37,778

Non-interest income:
Service charges and fees	3,894	4,265	3,854
Other income	8,351	7,889	6,864

Total non-interest income	12,245	12,154	10,718

Non-interest expenses:
Salaries and employee benefits	19,577	18,839	18,047
Occupancy	5,861	5,673	5,740
Furniture and equipment	5,128	5,505	4,885
General, administrative and other	12,507	12,757	11,206

Total non-interest expenses	43,073	42,774	39,878

Income before income taxes	9,436	7,429	8,618

Income tax expense	2,344	1,928	2,409

Net income	$7,092	$5,501	$6,209

Earnings per share:
Basic	$0.81	$0.63	$0.72

Diluted	$0.79	$0.62	$0.70

See accompanying notes to consolidated financial statements.

BANK OF GUAM

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2010, 2009 and 2008

(In thousands)

	2010	2009	2008
Net income	$7,092	$5,501	$6,209

Other comprehensive income (loss), net of tax effects:
Unrealized holding loss on available-for-sale securities arising during the period	(2,333)	(4,407)	(1,260)
Reclassification for gains realized on available-for-sale securities during the period	2,603	2,718	1,450
Amortization of unrealized holding loss on held-to-maturity securities during the period	108	130	93

Total other comprehensive income (loss)	378	(1,559)	283

Comprehensive income	$7,470	$3,942	$6,492

See accompanying notes to consolidated financial statements.

BANK OF GUAM

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2010, 2009 and 2008

(In thousands)

	2010	2009	2008
Common stock:
Balance at beginning of year (8,702, 8,668 and 8,634 shares, respectively)	$1,820	$1,813	$1,801
Common stock issued to employees (45, 34 and 34 shares issued, respectively)	10	7	12

Balance at end of year (8,747, 8,702 and 8,668 shares, respectively)	1,830	1,820	1,813

Additional paid-in capital:
Balance at beginning of year	13,357	13,097	12,839
Common stock issued to employees	326	260	258

Balance at end of year	13,683	13,357	13,097

Common stock in treasury	(290)	(290)	(290)

Accumulated other comprehensive loss:
Balance at beginning of year	(1,781)	(222)	(505)
Change in unrealized gain (loss) on securities available for sale, net of reclassification adjustment and tax effects	270	(1,689)	190
Change in unrealized loss on securities held to maturity, net of reclassification adjustment and tax effects	108	130	93

Balance at end of year	(1,403)	(1,781)	(222)

Retained earnings:
Balance at beginning of year	67,789	66,616	64,719
Net income	7,092	5,501	6,209
Cash dividends declared	(4,349)	(4,328)	(4,312)

Balance at end of year	70,532	67,789	66,616

Total stockholders’ equity	$84,352	$80,895	$81,014

See accompanying notes to consolidated financial statements.

BANK OF GUAM

Consolidated Statements of Cash Flows

Years Ended December 31, 2010, 2009 and 2008

(In thousands)

	2010	2009	2008
Cash flows from operating activities:
Net income	$7,092	$5,501	$6,209
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for loan losses	3,125	2,550	2,400
Depreciation and amortization	3,040	3,250	3,064
Amortization of fees, discounts and premiums	1,677	1,857	(38)
Writedown and loss (gain) on sales of foreclosed assets, net	143	(58)	46
Decrease (increase) in mortgage servicing rights	23	(246)	2
Realized gain on sale of available-for-sale securities	(2,603)	(2,718)	(1,450)
Loss on disposal of premises and equipment	—	—	28
Net change in:
Accrued interest receivable	(1,266)	(1,324)	307
Other assets	3,670	(16,500)	2,676
Accrued interest payable	(185)	(554)	(977)
Other liabilities	(624)	737	(977)

Net cash provided by (used in) operating activities	14,092	(7,505)	11,290

Cash flows from investing activities:
Net change in interest bearing deposits with banks	5,000	(996)	5,000
Purchases of securities available for sale	(231,476)	(451,913)	(484,049)
Proceeds from sales of securities available for sale	261,196	261,204	156,805
Maturities, prepayments and calls of securities available for sale	18,833	111,999	395,174
Maturities, prepayments and calls of securities held to maturity	9,961	9,851	11,468
Loan originations and principal collections, net	(97,207)	(66,534)	(89,375)
Proceeds from sales of loans	32,439	25,119	18,493
Proceeds from sales of foreclosed real estate	50	168	193
Proceeds from sales of premises and equipment	—	—	65
Additions to premises and equipment	(1,114)	(1,318)	(2,815)

Net cash (used in) provided by investing activities	(2,318)	(112,420)	10,959

Cash flows from financing activities:
Net increase in deposits	77,381	72,231	3,499
Payment of FHLB advances	(20,000)	(15,000)	—
Proceeds from FHLB advances	—	15,000	25,000
Proceeds from Federal funds purchased	(10,000)	10,000	—
Proceeds from issuance of common stock	336	267	270
Dividends paid	(4,349)	(4,328)	(4,312)

Net cash provided by financing activities	43,368	78,170	24,457

Net change in cash and cash equivalents	55,142	(41,755)	46,706
Cash and cash equivalents at beginning of year	46,336	88,091	41,385

Cash and cash equivalents at end of year	$101,478	$46,336	$88,091

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$6,213	$9,579	$10,820
Income taxes	310	1,528	1,877

Supplemental schedule of noncash investing and financing activities:
Foreclosed assets transferred from loans, net	$878	$3,862	$225
Transfer of foreclosed assets to loans	(77)	(126)	(484)
Sale of premises and equipment through bank financing	—	—	585

See accompanying notes to consolidated financial statements.

BANK OF GUAM

Notes to Consolidated Financial Statements

December 31, 2010 and 2009

(In thousands, except per share data)

(1)	Summary of Significant Accounting Policies

(a)	Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Bank of Guam (the Bank) and wholly-owned subsidiaries, BankGuam Properties, Inc. and BankGuam Insurance Underwriters, Ltd. All significant intercompany and interbranch balances and transactions have been eliminated in consolidation.

Assets held by the Bank’s Trust department in a fiduciary capacity are not assets of the Bank, and, accordingly, are not included in the accompanying consolidated financial statements.

(b)	Business

The Bank provides a variety of financial services to individuals, businesses and governments through its branches. The Bank’s headquarters is located in Hagatna, Guam and it operates branches located on Guam, the Commonwealth of the Northern Mariana Islands (CNMI), the Federated States of Micronesia (FSM), the Republic of the Marshall Islands (RMI), the Republic of Palau (ROP) and the United States of America. The Bank currently has twelve branches in Guam, three in the CNMI, four in the FSM, one in the RMI, one in Palau, and one in San Francisco. Its primary deposit products are demand deposits, savings and term certificate accounts and its primary lending products are consumer, commercial and real estate loans.

(c)	Risks and Uncertainties

In the normal course of its business, the Bank encounters two significant types of risks: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Bank is subject to interest rate risk to the degree that its interest-bearing liabilities mature or re-price at different speeds, or on a different basis, than its interest-earning assets. Incorporated into interest rate risk is prepayment risk. Prepayment risk is the risk associated with the prepayment of assets, and the write-off of premiums associated with those assets, if any, should interest rates fall significantly. Credit risk is the risk of default, primarily in the Bank’s loan portfolio that results from the borrower’s inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of securities, the value of collateral underlying loans receivable and the valuation of real estate owned. Credit and market risks can be affected by a concentration of business in the Pacific Rim and California, United States of America.

The Bank is subject to regulations of various government agencies. These regulations may change significantly from period to period. Such regulations can also restrict the growth of the Bank as a result of capital requirements. The Bank also undergoes periodic examinations by regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions. Such changes may result from regulator judgments based on information available to them at the time of their examination.

(1)	Summary of Significant Accounting Policies, Continued

(d)	Use of Estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the periods presented. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, valuation of foreclosed assets, other-than-temporary impairment of securities, and the fair value of financial instruments.

(e)	Significant Group Concentration of Credit Risk

Most of the Bank’s activities are with customers located within Guam, CNMI, FSM, RMI, ROP and California, United States of America (US). The types of securities that the Bank invests in are included in note 3. The types of lending that the Bank engages in are included in note 4. The Bank does not have any significant concentrations in any one industry or customer.

(f)	Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand and balances due from banks, federal funds sold, and interest bearing deposits with banks, all of which mature within ninety days. The Bank is required by the Federal Reserve System to maintain cash reserves against certain of their deposit accounts. At December 31, 2010 and 2009, the required combined reserves totaled approximately $15,613 and $14,466, respectively.

(g)	Interest Bearing Deposits in Banks

Interest-bearing deposits in banks mature within one year and are carried at cost.

(h)	Investment Securities

Certain debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and are recorded at amortized cost. Trading securities are recorded at fair value with changes in fair value included in earnings. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair value, are classified as “available for sale” and are recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest yield method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

(i)	Other-Than-Temporary-Impairments (OTTI) of Investment Securities

Management evaluates securities for other-than-temporary impairment on an annual basis, and more frequently when economic or market concerns warrant such evaluation.

(1)	Summary of Significant Accounting Policies, Continued

(i)	Other-Than-Temporary-Impairments (OTTI) of Investment Securities, Continued

In April 2009, the Financial Accounting Standards Board (FASB) issued an accounting standard which amended OTTI guidance in GAAP for debt securities by requiring a write-down when estimated fair value is below amortized cost in circumstances where: (1) an entity has the intent to sell a security; (2) it is more-likely-than-not that an entity will be required to sell the security before recovery of its amortized cost basis; or (3) an entity does not expect to recover the entire amortized cost basis of the security. If an entity intends to sell a security or if it is more-likely-than-not that the entity will be required to sell the security before recovery, an OTTI write-down is recognized in earnings equal to the entire difference between the security’s amortized cost basis and its estimated fair value. If an entity does not intend to sell the security or it is not more-likely-than-not that it will be required to sell the security before recovery, the OTTI write-down is separated into an amount representing credit loss, which is recognized in earnings, and an amount related to all other factors, which is recognized in other comprehensive income. This accounting standard did not amend recognition and measurement guidance related to OTTI write-downs of equity securities. The Bank adopted this accounting standard on January 1, 2010. The adoption of this accounting standard, which was codified into ASC Topic 320, “Investments- Debt and Equity Securities,” had no impact on retained earnings and did not impact the Bank’s statements of income and condition. See Note 3 for the disclosures required under this accounting standard.

(j)	Federal Home Loan Bank Stock

The Bank is required to hold non-marketable equity securities, comprised of Federal Home Loan Bank of Seattle (“FHLB”) stock, as a condition of membership. These securities are accounted for at cost which equals par or redemption value. Ownership is restricted and there is no market for these securities. These securities are redeemable at par by the issuing government supported institutions. These securities are periodically evaluated for impairment, considering the ultimate recoverability of the par value rather than by recognizing temporary declines in value. The primary factor supporting the carrying value is the commitment of the issuer to perform its obligations, which includes providing credit and other services to the Bank.

(k)	Loans Held for Sale and Mortgage Servicing Rights (MSR)

Mortgage loans originated and intended for sale in the secondary market are carried at cost, which approximates market value. Gains and losses are recognized upon the sale of loans.

Mortgage servicing assets are recognized separately when rights are acquired through sale of mortgage loans. Under the servicing assets and liabilities accounting guidance in ASC Topic 860, “Transfers and Servicing”, servicing rights resulting from the sale of loans originated by the Bank are initially measured at fair value at the date of transfer. The Bank subsequently measures each class of servicing asset using either the fair value or the amortization method. The Bank has elected to initially and subsequently measure the mortgage servicing rights for mortgage loans using the fair value method. Under the fair value method, the servicing rights are carried in the statements of condition at fair value and the changes in fair value are reported in earnings in the period in which the changes occur.

(1)	Summary of Significant Accounting Policies, Continued

(k)	Loans Held for Sale and Mortgage Servicing Rights (MSR), Continued

Fair value is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. These variables change from period to period as market conditions and projected interest rates change, and may have an adverse impact on the value of the mortgage servicing right and may result in a reduction to noninterest income.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on contractual percentage of the outstanding principal and are recorded as income when earned. The change in fair value of mortgage servicing rights is netted against loan servicing fee income.

(l)	Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as income using the effective interest method over the contractual life of the loans.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Credit card loans and other unsecured consumer loans are typically charged off no later than 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

(m)	Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan is confirmed. Subsequent recoveries, if any, are credited to the allowance.

(1)	Summary of Significant Accounting Policies, Continued

(m)	Allowance for Loan Losses, Continued

The allowance for loan losses is evaluated on a quarterly basis by management and is based upon management’s periodic review of the collectability of the loan in light of historical experience, the nature of volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of the loan. The general component covers unimpaired loans and is based on historical charge-off experience and expected loss given default derived from the Bank’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loans’ obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer loans for impairment disclosures.

(n)	Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

(1)	Summary of Significant Accounting Policies, Continued

(o)	Premises and Equipment

Premises and equipment are reported at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets. Depreciation expense has been computed principally using estimated lives of 15 to 40 years for premises and 5 to 10 years for furniture and equipment. Leasehold improvements are depreciated over the estimated lives of the assets or the expected terms of the leases, if shorter. Expected terms include lease option periods to the extent that the exercise of such options is reasonably assured.

Construction-in-progress consists of accumulated direct and indirect costs associated with the Bank’s construction of premises and the purchase of equipment which have not been placed in service and, accordingly, have not been subjected to depreciation. Such assets are depreciated over their estimated useful lives when completed and placed in service.

Premises and equipment are periodically evaluated for impairment when events or changes in circumstances indicate the carrying amount may not be recoverable. Impairment exists when the expected undiscounted future cash flows of premises and equipment are less than its carrying amount. In that event, the Bank records a loss for the difference between the carrying amount and the estimated fair value of the asset based on quoted prices.

(p)	Foreclosed Assets

Properties acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at the lower of the carrying amount of the loan or the fair value of the property reduced by estimated selling costs. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Foreclosed assets are estimated using the appraised value of the underlying collateral discounted as necessary due to management’s estimates of changes in economic conditions less estimated costs to sell. A valuation allowance is increased by provisions charged to earnings. Subsequent write-down, income and expense incurred in connection with holding such assets, and gains and losses realized from the sales of such assets are charged to the valuation allowance.

(q)	Goodwill

Goodwill is deemed to have an indefinite life and is not amortized but is evaluated at least annually for impairment in accordance with ASC Topic 350 “Intangibles – Goodwill and Other.”

(r)	Treasury Stock

Common stock shares repurchased are recorded as treasury stock at cost.

(1)	Summary of Significant Accounting Policies, Continued

(s)	Income Taxes

Income taxes represent taxes recognized under laws of the Government of Guam, which generally conform to U.S. income tax laws. Foreign income taxes result from payments of taxes with effective rates ranging from 2% to 5% of gross income of the Commonwealth of the Northern Mariana Islands, the FSM, the RMI and Palau to their respective government jurisdictions. U.S. Federal and California income taxes have been reflected as foreign taxes for financial reporting purposes.

The Bank accounts for income taxes in accordance with income tax accounting guidance ASC Topic 740, “Income Taxes.”

The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid for the period by applying the provisions of the enacted tax law to the taxable income. The Bank determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any.

A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount that the tax authority has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Bank recognizes interest and penalties on income taxes as a component of income tax expense.

(t)	Dividends Declared

At its discretion, the Bank declares dividends to stockholders of record as of the declaration date. The Bank declared and paid dividends of $0.125 per each share of common stock outstanding for each of the quarters in 2010, 2009 and 2008.

(u)	Comprehensive Income

Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains on securities available for sale and unrealized losses related to factors other than credit on debt securities, which are also recognized as separate components of equity.

(1)	Summary of Significant Accounting Policies, Continued

(v)	Earnings Per Common Share

Basic earnings per share represent income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Bank relate solely to outstanding stock options, and are determined using the treasury stock method.

Earnings per common share have been computed based on reported net income and the following share data:

	2010	2009	2008
Average number of common shares outstanding	8,721	8,681	8,642
Effect of dilutive options	231	234	226

Average number of common shares outstanding used to calculate diluted earnings per common share	8,952	8,915	8,868

(w)	Fair Value of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in note 16. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or in market condition could significantly affect the estimates.

(x)	Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank – put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

(y)	Advertising Costs

Advertising costs are expensed as incurred.

(z)	Subsequent Events

Management has evaluated subsequent events through February 23, 2011, which is the date that the consolidated financial statements are available to be issued. There were no material subsequent events that would require recognition or disclosure in the financial statements for the year ended December 31, 2010.

(2)	Recent Accounting Pronouncements

Transfer of Financial Assets

On January 1, 2010, the Bank adopted accounting guidance in ASC Topic 860 which amended GAAP related to the accounting for transfers and servicing of financial assets and extinguishments of liabilities, including the removal of the concept of a qualifying special-purpose entity from GAAP. This new accounting standard also clarifies that a transferor must evaluate whether it has maintained effective control of a financial asset by considering its continuing direct or indirect involvement with the transferred financial asset. This accounting standard is effective for financial asset transfers occurring after December 31, 2009. The adoption of this accounting standard on January 1, 2010 did not impact the Company’s statements of income and condition.

Fair Value Measurements and Disclosures

In January 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-06, “Improving Disclosures About Fair Value Measurements,” which added disclosure requirements about transfers in and out of Levels 1 and 2, clarified existing fair value disclosure requirements about the appropriate level of disaggregation, and clarified that a description of valuation techniques and inputs used to measure fair value was required for recurring and nonrecurring Level 2 and 3 fair value measurements. The Bank adopted these provisions of this ASU in preparing the Consolidated Financial Statements for the year ended December 31, 2010. The adoption of these provisions, which was subsequently codified into ASC Topic 820, “Fair Value Measurements and Disclosures,” only affected the disclosure requirements for fair value measurements and as a result had no impact on the Bank’s statements of income and condition. See Note 16 for the disclosures required by this ASU.

This ASU also requires that Level 3 activity related to purchases, sales, issuances, and settlements be presented on a gross basis, rather than as a net number as currently permitted. This provision of the ASU is effective for the Bank’s reporting period ending December 31, 2011. As this provision amends only the disclosure requirements for Level 3 fair value measurements, the adoption will have no impact on the Bank’s financial position or results of operations.

Disclosure about the Credit Quality

In July 2010, the FASB issued ASU 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses,” which will require the Bank to provide a greater level of disaggregated information about the credit quality of the Bank’s loans and leases and the Allowance for Loan and Lease Losses (the “Allowance”). This ASU will also require the Bank to disclose additional information related to credit quality indicators, nonaccrual and past due information, and information related to impaired loans and loans modified in a troubled debt restructuring. The provisions of this ASU are effective for the Bank’s reporting period ending December 31, 2011. As this ASU amends only the disclosure requirements for loans and leases and the Allowance, the adoption will have no impact on the Bank’s financial position or results of operations.

(2)	Recent Accounting Pronouncements, Continued

Intangibles – Goodwill and Other

In December 2010, the FASB issued ASU 2010-28, which (1) does not prescribe a specific method of calculating the carrying value of a reporting unit in the performance of step 1 of the goodwill impairment test and (2) requires entities with a zero or negative carrying value to assess, considering qualitative factors such as those listed in ASC 350-20-35-30, whether it is more likely than not that a goodwill impairment exists. If an entity concludes that it is more likely than not that goodwill impairment exists, the entity must perform step 2 of the goodwill impairment test. The ASU is effective for impairment tests performed during the year ended December 31, 2012. Management believes that the adoption of this Statement will not have significant impact on the Bank’s financial position or results of operations.

(3)	Investment Securities

The amortized cost and fair value of investment securities, with gross unrealized gains and losses, follows:

	2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale

U.S. government agency and sponsored Agencies (GSE) debt securities	$85,004	$131	$(636)	$84,499
U.S. government agency pool securities	43,732	531	(67)	44,196
U.S. government agency or GSE mortgage-backed securities	63,822	106	(1,311)	62,617

	$192,558	$768	$(2,014)	$191,312

Securities Held to Maturity
U.S. government agency pool securities	$2,784	$28	$(24)	$2,788
U.S. government agency or GSE mortgage-backed securities	25,582	1,489	—	27,071

	$28,366	$1,517	$(24)	$29,859

	2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Available for Sale
Municipal bonds	$11,693	$74	$(77)	$11,690
U.S. government agency pool securities	88,477	229	(473)	88,233
U.S. government agency or GSE mortgage-backed securities	139,683	50	(1,458)	138,275

	$239,853	$353	$(2,008)	$238,198

(3)	Investment Securities, Continued

	2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities Held to Maturity
U.S. government agency pool securities	$3,458	$—	$(69)	$3,389
U.S. government agency or GSE mortgage-backed securities	35,037	1,200	(3)	36,234

	$38,495	$1,200	$(72)	$39,623

At December 31, 2010 and 2009, investment securities with a carrying value of $124,133 and $160,006, respectively, were pledged to secure various Government deposits and other public requirements.

The amortized cost and fair value of investment securities by contractual maturity at December 31, 2010, follows:

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due after one but within five years	$85,004	$84,499	$—	$—
U.S. government agency pool securities	43,732	44,196	2,784	2,788
Mortgage-backed securities	63,822	62,617	25,582	27,071

	$192,558	$191,312	$28,366	$29,859

For the years ended December 31, 2010, 2009 and 2008, proceeds from sales of available-for-sale securities amounted to $261,196, $261,204 and $156,805, respectively; gross realized gains were $2,591 $2,984 and $1,818, respectively; and gross unrealized losses were $28, $266 and $215, respectively.

Temporarily Impaired Securities

The following table shows the gross unrealized losses and fair value of the Bank’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2010 and 2009.

(3)	Investment Securities, Continued

		2010
		Less Than Twelve Months		Over	Twelve
Months
		Unrealized Loss	Fair Value	Unrealized Loss	Fair Value
	Securities Available for Sale
	U.S. government agency and sponsored Agencies (GSE) debt securities	$636	$54,364	$—	$—
	U.S. government agency pool securities	—	—	67	11,051
	U.S. government agency or GSE mortgage-backed securities	1,311	55,363	—	—

		$1,947	$109,727	$67	$11,051

	Securities Held to Maturity
	U.S. government agency or GSE mortgage-backed securities	$1	$18	$23	$1,008

		2009
		Less Than Twelve Months		Over	Twelve
Months
		Unrealized Loss	Fair Value	Unrealized Loss	Fair Value
	Securities Available for Sale
	Municipal bonds	$8	$2,779	$69	$3,575
	U.S. government agency pool securities	272	22,500	201	15,393
	U.S. government agency or GSE mortgage-backed securities	1,458	129,736	—	—

		$1,738	$155,015	$270	$18,968

	Securities Held to Maturity
	U.S. government agency or GSE mortgage-backed securities	$—	$—	$72	$3,306

The Bank does not believe that the investment securities that were in an unrealized loss position as of December 31, 2010, which comprised a total of 35 securities, were other-than-temporarily impaired. Specifically, the 35 securities are comprised of the following: 13 Small Business Administration (SBA) Pool securities, 10 debt securities issued by Government National Mortgage Association (GNMA), 1 debt security issued by Federal Home Loan Bank (FHLB), 10 mortgage-backed securities issued by GNMA and 1 mortgage-backed security issued by Federal Home Loan Mortgage Corporation (FHLMC).

Total gross unrealized losses were primarily attributable to changes in interest rates, relative to when the investment securities were purchased, and not due to the credit quality of the investment securities. The Bank does not intend to sell the investment securities that were in an unrealized loss position and it is not more likely than not that the Bank will be required to sell the investment securities before recovery of their amortized cost bases, which may be at maturity.

(4)	Loans

A summary of the balances of loans at December 31, 2010 and 2009 follows:

	2010	2009
Commercial	$368,635	$345,712
Consumer	112,462	102,024
Real estate	88,840	86,329
Government	47,904	23,746
Other	4,112	2,662

Gross loans	621,953	560,473
Less: net deferred loan fees	1,406	1,281
Less: allowance for loan losses	9,408	8,895

Net loans	$611,139	$550,297

At December 31, 2010 and 2009, loans to directors and executive officers of the Bank amounted to $15,912 and $13,678, respectively. These loans were extended in the normal course of business and at prevailing interest rates. At December 31, 2010 and 2009, undisbursed commitments amounted to $7,140 and $7,925, respectively.

Mortgage loans serviced for others are not included in the accompanying consolidated statements of condition. The unpaid principal balances of mortgage loans serviced for others were $173,505 and $159,255 at December 31, 2010 and 2009, respectively. On December 31, 2010 and 2009, the Bank recorded mortgage servicing rights at their fair value of $942 and $965, respectively.

At December 31, 2010, loans outstanding were comprised of approximately 73% variable rate loans and 27% fixed rate loans.

A summary of the changes in the allowance for loan losses for the years ended December 31, 2010, 2009 and 2008, follows:

	2010	2009	2008
Balance at beginning of year	$8,895	$9,943	$9,000
Provision for loan losses	3,125	2,550	2,400
Loans charged-off	(3,838)	(4,659)	(2,681)
Recoveries of loans previously charged-off	1,226	1,061	1,224

Balance at end of year	$9,408	$8,895	$9,943

The following is a summary of information pertaining to impaired loans:

	2010	2009
Carrying value of impaired loans without a valuation allowance	$8,599	$5,650
Carrying value of impaired loans with a valuation allowance	6,711	5,208

Total impaired loans	$15,310	$10,858

Valuation allowance related to total impaired loans	$826	$1,091

(4)	Loans, Continued

		2010	2009
Total non-accrual loans		$15,310	$10,858

Total loans past-due ninety days or more and still accruing		$1,355	$5,172

	2010	2009	2008
Average investment in impaired loans	$13,084	$10,302	$7,600

Interest income recognized on impaired loans, all based on a cash basis	$73	$262	$226

(5)	Premises and Equipment

A summary of premises and equipment at December 31, 2010 and 2009 follows:

	2010
		Accumulated	Net
	Cost	Depreciation	Book Value
Buildings	$27,742	$(14,906)	$12,836
Furniture and equipment	23,715	(19,614)	4,101
Automobiles and mobile facilities	1,400	(1,148)	252
Leasehold improvements	4,092	(2,647)	1,445

	56,949	(38,315)	18,634
Construction in-progress	79	—	79

	$57,028	$(38,315)	$18,713

	2009
		Accumulated	Net
	Cost	Depreciation	Book Value
Buildings	$27,742	$(14,108)	$13,634
Furniture and equipment	22,641	(17,867)	4,774
Automobiles and mobile facilities	1,383	(941)	442
Leasehold improvements	3,507	(2,414)	1,093

	55,273	(35,330)	19,943
Construction in-progress	696	—	696

	$55,969	$(35,330)	$20,639

For the years ended December 31, 2010, 2010 and 2009, depreciation expense was $3,040, $3,250 and $3,064, respectively.

(6)	Other Assets

A summary of other assets at December 31, 2010 and 2009 follows:

	2010	2009
Prepaid income tax	$9,872	$12,149
Prepaid expenses	4,910	5,177
Prepaid FDIC assessments for 2011 and 2012	4,522	5,853
Foreclosed assets, net	4,486	3,878
Deferred tax asset, net	2,870	2,813
Mortgage servicing rights	942	965
Other	1,137	1,184

	$28,739	$32,019

(7)	Foreclosed Assets

Foreclosed assets are presented net of an allowance for losses. A summary of the changes in foreclosed assets is as follows:

	2010	2009
Balance at beginning of year	$3,878	$252
Additions	878	3,862
Sales	(127)	(294)

	4,629	3,820
Writedowns and (loss) gain on sale, net	(221)	4
Change in valuation allowances	78	54

Balance at end of year	$4,486	$3,878

A summary of foreclosed asset operations, which are included in non-interest expenses, for the years ended December 31, 2010, 2009 and 2008, is as follows:

	2010	2009	2008
Real estate operations, net	$196	$58	$71
Loss (gain) on the sale of the foreclosed assets	20	(14)	(22)
Writedowns	201	10	67
Change in valuation allowances	(78)	(54)	(91)

Net losses from other real estate operations	$339	$—	$25

(8)	Deposits

A summary of deposits at December 31, 2010 and 2009 follows:

	2010	2009
Non-interest bearing deposits	$232,956	$213,292

Interest bearing deposits:
Demand deposits	75,237	72,830
Regular savings	386,303	311,484
Time deposits:
$100,000 or more	69,542	84,004
Less than $100,000	15,943	17,951
Other interest bearing deposits	109,294	112,333

	656,319	598,602

Total	$889,275	$811,894

At December 31, 2010, the scheduled maturities of time deposits were as follows:

Year ending December 31,
2011	$81,810
2012	862
2013	613
2014	646
2015	1,301
Thereafter	253

$85,485

(9)	Borrowings

Federal Home Loan Bank (FHLB) Advances

The Bank has a credit line with the FHLB equal to 10% of total assets. At December 31, 2010 and 2009, the Bank had outstanding advances against this credit line under Blanket Agreements for Advances and Security Agreements (the Agreements) of $15,000 and $35,000, respectively. The Agreements enable the Bank to borrow funds from the FHLB to fund mortgage loan programs and to satisfy certain other funding needs. The weighted average rate of interest applicable to the advance was 3.58% and 2.37% at December 31, 2010 and 2009, respectively.

The advances outstanding at December 31, 2010 are due to mature as follows:

Year ending December 31,
2011	$5,000
2012	10,000

$15,000

The value of first lien one-to-four unit mortgage loans and first lien multifamily loans pledged under the Agreements must be maintained at not less than 120% and 125%, respectively, of the advances outstanding.

(9)	Borrowings, Continued

Overnight Fed Funds Lines

At December 31, 2010 and 2009, the Bank had $17,000 in federal funds lines of credit available with its correspondent banks. No borrowings were outstanding as of December 31, 2010. At December 31, 2009, $10,000 was outstanding against these lines.

(10)	Income Taxes

The income tax provision includes the following components:

	2010	2009	2008
Government of Guam income taxes:
Current	$2,297	$1,167	$2,419
Deferred	(252)	410	(324)
Foreign income taxes (including U.S. income taxes)	299	351	314

Total income tax expense	$2,344	$1,928	$2,409

The components of deferred income taxes are as follows:

	2010	2009	2008
Deferred loan origination fees	$(42)	$(24)	$(33)
Mortgage servicing rights	(8)	84	(2)
Loan loss provision	(175)	356	(321)
Deferred rent obligation	(27)	(24)	(31)
Foreclosed assets valuation	—	18	63

Deferred tax (benefit) provision	$(252)	$410	$(324)

The components of the net deferred tax asset are as follows:

	2010	2009
Deferred tax assets:
Allowance for loan losses	$3,200	$3,025
Foreclosed assets	64	64
Net unrealized loss on securities available for sale	424	563
Net unrealized loss on securities held to maturity	299	355
Loan origination fees	477	435
Deferred rent obligation	188	161

Total deferred tax asset	4,652	4,603

Deferred tax liability:
Depreciation	(1,462)	(1,462)
Mortgage servicing rights	(320)	(328)

Total deferred tax liability	(1,782)	(1,790)

Net deferred tax asset	$2,870	$2,813

(10)	Income Taxes, Continued

No valuation allowance has been provided to reduce the deferred tax asset because, in management’s opinion, it is more likely than not that the entire amount will be realized.

The difference between effective income tax expense and income tax expense computed at the Guam statutory rate was due to nontaxable interest income earned on loans to the Government of Guam for each of the years ended December 31, 2010, 2009 and 2008.

The Bank files income tax returns in Guam, CNMI and the State of California. The Bank is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2006.

(11)	Employee Benefit Plans

Stock Purchase Plan

The Bank has a stock purchase plan that covers substantially all employees meeting the minimum service requirements. Under the plan, qualified employees are allowed to participate in the purchase of designated shares of the Bank’s common stock at 85% of fair market value at date of exercise. A maximum of 1,947 shares are authorized for issuance. As of December 31, 2010, 1,657 rights to purchase shares have been granted to employees. Rights to purchase shares are exercisable for a ten-year period from the date of grant. For the years ended December 31, 2010, 2009 and 2008, shares totaling 45, 34 and 33 respectively, were issued under the plan at average prices per share of $7.49, $7.87 and $7.57, respectively.

Executive Employment Agreements

The President and the Executive Vice President are employed under separate agreements terminating December 31, 2012 and May 31, 2013, respectively. Under the agreements, they receive specified base salaries, which are adjusted annually for changes in the U.S. Consumer Price Index plus an incentive bonus. The President’s and the Executive Vice President’s bonuses are based on profitability, also within the defined limit, subject to adjustments based on the Bank meeting certain performance criteria.

Under an agreement with the Bank, the designated survivor of the late Chairman is receiving a bonus based on the level of qualified assets or profitability, within a defined limit, through 2010.

Under a Phantom Stock unit and stock option plan, the President and Executive Vice President may elect to receive up to $100 each in Phantom Stock units in lieu of an equal amount of incentive bonus as computed in their employment agreements. These nonvoting Phantom Stock units may be held for receipt of dividends equal to the dividend rate of the Bank’s common stock or may be redeemed at a price equal to the market value of the Bank’s common stock. In addition, for each Phantom Stock unit received, the executive employee receives options to purchase three shares of the Bank’s common stock at a price equal to the market value of the stock at the date the options are granted. The redemption of the Phantom Stock or the exercise of the options will result in the forfeiture by the executive employee of any rights under the other. At December 31, 2010 and 2009, there were no Phantom Stock units outstanding under the plan.

(11)	Employee Benefit Plans, Continued

Senior Vice Presidents Employment Agreements

Seven Senior Vice Presidents entered into separate 5-year employment agreements terminating on December 31, 2011. Under the agreements, they receive specified base salaries and they may receive bonuses, within a defined limit, based on the Bank’s profitability, adjusted by certain Bank performance criteria.

Employee Retirement Savings Plan

The Bank has a 401(k) Plan whereby substantially all employees, with at least one year of continuous service, are eligible to participate in the Plan. The Bank made matching contributions equal to 50 percent of the first six percent of an employee’s compensation contributed to the Plan through February 28, 2008. Effective March 1, 2008, the Bank makes matching contributions equal to 100% of an employee’s deferrals, up to 1% of the employee’s compensation, plus 50% of the employee’s deferrals that exceed 1%, but less than 5% of the employee’s compensation. Previously, matching contributions vest to the employee over a five-year period of service. Effective March 1, 2008, matching contributions become 100% vested to the employee after 2 years of service. For the years ended December 31, 2010, 2009 and 2008, the expense attributable to the Plan was $341, $342 and $322, respectively.

(12)	Lease Commitments

The Bank utilizes facilities, equipment and land under various operating leases with terms ranging from 1 to 99 years. Some of these leases include scheduled rent increases. The total amount of the rent is being debited to expense on the straight-line method over the lease terms in accordance with ASC Topic 840 “Leases.” The Bank has recorded a deferred obligation of $554 and $474 as of December 31, 2010 and 2009, respectively, which has been included within other liabilities, to reflect the excess of rent expense over cash paid on the leases.

At December 31, 2010, annual lease commitments under the above noncancelable operating leases were as follows:

Year ending December 31,
2011	$1,647
2012	1,116
2013	975
2014	830
2015	640
Thereafter	19,266

$24,474

The Bank leases certain facilities from two separate entities in which two of its directors have separate ownership interests. Lease payments made to these entities during the years ended December 31, 2010, 2009 and 2008 approximated $263, $263 and $252, respectively.

(12)	Lease Commitments, Continued

Additionally, the Bank leases office space to third parties, with original lease terms ranging from 3 to 5 years with option periods ranging up to 15 years. At December 31, 2010, minimum future rents to be received under noncancelable operating sublease agreements were $13 for the year ended December 31, 2011.

A summary of rental activities for years ended December 31, 2010, 2009 and 2008, is as follows:

	2010	2009	2008
Rent expense	$2,508	$2,326	$2,285
Less: sublease rentals	269	283	249

	$2,239	$2,043	$2,036

(13)	Other Income

A summary of other income for years ended December 31, 2010, 2009 and 2008, is as follows:

	2010	2009	2008
Gain on sale of securities	$2,603	$2,718	$1,450
Merchant activities, net	1,254	1,219	1,430
Cardholder activities, net	1,520	1,273	1,469
Other operating income	2,974	2,679	2,515

	$8,351	$7,889	$6,864

(14)	Minimum Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the United States federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2010 and 2009, that the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2010, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables.

(14)	Minimum Regulatory Capital Requirements, Continued

There are no conditions or events since the notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios as of December 31, 2010 and 2009 are also presented in the table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2010:
Total capital (to Risk Weighted Assets)	$93,286	13.76%	$54,228	8.00%	$67,785	10.00%
Tier 1 capital (to Risk Weighted Assets)	$84,813	12.21%	$27,114	4.00%	$40,671	6.00%
Tier 1 capital (to Average Assets)	$84,813	8.52%	$39,816	4.00%	$49,771	5.00%

As of December 31, 2009:
Total capital (to Risk Weighted Assets)	$89,227	14.95%	$47,746	8.00%	$59,683	10.00%
Tier 1 capital (to Risk Weighted Assets)	$81,767	13.70%	$23,873	4.00%	$35,810	6.00%
Tier 1 capital (to Average Assets)	$81,767	8.07%	$40,528	4.00%	$50,660	5.00%

(15)	Off-Balance Sheet Activities

The Bank is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount reflected in the consolidated financial statements.

The Bank’s exposure to credit loss, in the event of nonperformance by the other parties to financial instruments for loan commitments and letters of credit, is represented by the contractual amount of these instruments. The Bank follows the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

A summary of financial instruments with off-balance-sheet risk at December 31, 2010 and 2009 is as follows:

	2010	2009
Commitments to extend credit	$94,979	$62,143

Letters of credit:
Standby letters of credit	$33,072	$21,003
Other letters of credit	1,513	2,792

	$34,585	$23,795

(15)	Off-Balance Sheet Activities, Continued

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for certain lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the customer.

Commercial and standby letters-of-credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party or shipment of merchandise from a third party. Those letters-of-credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting those commitments. Management does not anticipate any material losses as a result of these transactions.

The Bank considers its standby letters of credit to be guarantees. At December 31, 2010, the maximum undiscounted future payments that the Bank could be required to make was $33,072. All of these arrangements mature within one year. The Bank generally has recourse to recover from the customer any amounts paid under these guarantees. Most of the guarantees are fully collateralized; however, several are unsecured. The Bank had not recorded any liabilities associated with these guarantees at December 31, 2010.

(16)	Fair Value of Assets and Liabilities

The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with ASC Topic 820 “Fair Value Measurements and Disclosures,” the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.

(16)	Fair Value of Assets and Liabilities, Continued

Fair Value Hierarchy

In accordance with this guidance, the Bank groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

Level 1:	Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market, as well as certain U.S. Treasury securities that are highly liquid and are actively traded in over-the-counter markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2:	Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:	Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The following methods and assumptions were used by the Bank in estimating fair value disclosures for financial instruments:

Cash and Cash Equivalents

The carrying amount of cash and short-term instruments approximates fair value based on the short-term nature of the assets.

Interest-Bearing Deposits in Banks

Fair values for other interest-bearing deposits are estimated using discounted cash flow analyses based on current rates for similar types of deposits.

(16)	Fair Value of Assets and Liabilities, Continued

Investment Securities

When quoted prices are available in an active market, the Bank classifies the securities within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid U.S Government debt and equity securities.

If quoted market prices are not available, the Bank estimates fair values using pricing models and discounted cash flows that consider standard input factors such as observable market data, benchmark yields, interest rate volatilities, broker/dealer quotes, and credit spreads. Examples of such instruments, which would generally be classified within Level 2 of the valuation hierarchy, include GSE obligations, corporate bonds, and other securities. Mortgage-backed securities are included in Level 2 if observable inputs are available. In certain cases where there is limited activity or less transparency around inputs to the valuation, the Bank would classify those securities in Level 3. At December 31, 2010 and 2009, the Bank did not have any Level 3 securities.

Loans

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Mortgage Servicing Rights

The fair value of MSRs is determined using models which depend on estimates of prepayment rates and resultant weighted average lives of the MSRs and the option adjusted spread levels.

Deposit Liabilities

The fair values disclosed for demand deposits (for example, interest and non-interest checking, passbook savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies market interest rates currently on comparable instruments to a schedule of aggregated expected monthly maturities on time deposits.

Short-Term Borrowings

The carrying amounts of federal funds purchased and FHLB advances maturing within ninety days approximate their fair values.

Long-Term Borrowings

Fair value of FHLB advances maturing after ninety days is determined based on expected present value techniques based on current market rates for advances with similar terms and remaining maturities.

(16)	Fair Value of Assets and Liabilities, Continued

Accrued Interest

The carrying amount of accrued interest approximates fair value.

Off-Balance Sheet Commitments and Contingent Liabilities

Management does not believe it is practicable to provide an estimate of fair value because of the uncertainty involved in attempting to assess the likelihood and timing of a commitment being drawn upon, coupled with a lack of an established market and the wide diversity of fee structures.

Financial assets measured at fair value on a recurring basis as of December 31, 2010 and 2009 are as follows:

	Quoted Prices in Active Markets for Other Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2010
Investment securities
Available for Sale	$—	$191,312	$—	$191,312
Other assets:
MSRs	—	—	942	942

Total assets	$—	$191,312	$942	$192,254

December 31, 2009
Investment securities
Available for Sale	$—	$238,198	$—	$238,198
Other assets:
MSRs	—	—	965	965

Total assets	$—	$238,198	$965	$239,163

There are no liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2009.

During the years ended December 31, 2010 and 2009, the changes in Level 3 assets measured at fair value on a recurring basis are as follows:

	2010	2009
Beginning balance	$965	$719
Realized and unrealized net (losses) gains:
Included in net income	(23)	246
Included in other comprehensive income	—	—
Purchases, sales and issuances, net	—	—

Ending balance	$942	$965

(16)	Fair Value of Assets and Liabilities, Continued

There were no transfers in or out of the Bank’s Level 3 financial assets for the years ended December 31, 2010 and 2009.

Assets Measured at Fair Value on a Nonrecurring Basis

Under certain circumstances the Bank makes adjustments to fair value for assets and liabilities though they are not measured at fair value on an ongoing basis. The following table presents the financial instruments carried on the consolidated statements of condition by caption and by level in the fair value hierarchy at December 31, 2010 and 2009, for which a nonrecurring change in fair value has been recorded:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2010

Financial assets:
Loans, net
Impaired loans	$—	$362	$—	$362

Other assets
Other real estate owned	$—	$3,354	$—	$3,354

December 31, 2009
Financial assets:
Loans, net
Impaired loans	$—	$3,184	$—	$3,184

In accordance with the provisions of loan impairment guidance of ASC Subtopic 310-10-35, individual loans with total carrying values of $453 and $5,209 at December 31, 2010 and 2009, respectively, were written down to their fair value of $362 and $3,184, respectively, resulting in an impairment charge of $91 and $2,025, respectively, which were recorded as charge offs to the allowance for loan losses. Loans subject to write downs are estimated using the appraised value of the underlying collateral discounted as necessary due to management’s estimates of changes in economic conditions less estimated costs to sell.

In accordance with the provisions of the Impairment or Disposal of Long-Lived Assets Subsections of ASC Subtopic 360–10, foreclosed assets with a carrying amount of $3,555 was written down to their fair value of $3,354, resulting in a loss of $201, which was included in earnings for the period. Foreclosed assets subject to write downs is estimated using the appraised value of the underlying collateral discounted as necessary due to management’s estimates of changes in economic conditions less estimated costs to sell.

Additionally, the Bank also makes adjustments to nonfinancial assets and liabilities though they are not measured at fair value on an ongoing basis. The Bank does not have nonfinancial assets or liabilities for which a nonrecurring change in fair value has been recorded during the year ended December 31, 2010.

(16)	Fair Value of Assets and Liabilities, Continued

Fair Value of Other Financial Instruments

The estimated fair values of the Bank’s other financial instruments, excluding those assets recorded at fair value on a recurring basis on the Bank’s consolidated statements of condition, are as follows:

	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$101,478	$101,478	$46,336	$46,336
Interest bearing deposits with banks	$1,150	$1,150	$6,150	$6,150
Investment securities held to maturity	$28,366	$29,859	$38,495	$39,623
Loans, net	$611,139	$625,247	$550,297	$552,558
Accrued interest receivable	$6,723	$6,723	$5,457	$5,457

Financial liabilities:
Deposits	$889,275	$893,072	$811,894	$812,872
Accrued interest payable	$233	$233	$418	$418
Federal funds purchased	$—	$—	$10,000	$10,000
Federal Home Loan Bank advances	$15,000	$15,000	$35,000	$35,000

(17)	Contingency

The Bank is involved in certain legal actions and claims that arise in the ordinary course of business. Management believes that, as a result of its legal defenses and insurance arrangements, none of these matters have a material adverse effect on the Bank’s financial position, results of operations or cash flows.

PART III

Item 9 – Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On May 3, 2003 the Bank of Guam submitted a Request for Proposal for the audit of the Bank of Guam’s financial statements to several accounting firms. The engagement for accounting services with PricewaterhouseCoopers LLP (PwC) expired at the end of fiscal year December 31, 2002. On June 3, 2003 the Bank received a letter from PwC stating that it declined to propose to audit the financial statements of the Bank for 2003 and subsequent years. For fiscal years 2002 and 2001, PwC issued unqualified opinions on the Bank of Guam’s financial statements. The Bank of Guam’s Audit Committee did not recommend or approve PwC’s declination, as it is solely within the discretion of PwC to decline to respond to the Bank of Guam’s Request for Proposal for audit services. During the past two fiscal years, there were no disagreements between the Bank of Guam and PwC on any matter of accounting principles or practices, financial statement disclosures, or auditing scope of procedure, which disagreement(s), if not resolved to the satisfaction of PwC would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

On August 14, 2003, under the Bank’s Request for Proposal dated May 5, 2003, the Bank of Guam and Deloitte & Touche LLP entered into an agreement to provide audit services for the years ended December 31, 2003 through December 31, 2005. Subsequently on June 22, 2006, under the Bank’s Request for Proposal dated May 8, 2006, both parties entered into another agreement to provide audit services for the years ended December 31, 2006 through December 31, 2008. On October 21, 2009 and November 18, 2010, the Bank contracted Deloitte & Touche LLP to provide audit services for the year ended December 31, 2009 and December 31, 2010. There were no disagreements with accountants on accounting and financial disclosure.

Item 9a - Controls & Procedures

Please refer to Certification of President & Chief Executive Officer (Exhibit D) & Certification of Senior Vice President & Chief Financial Officer (Exhibit E)

Item 10 - Directors and Principal Officers of the Bank

Please refer to Annual Meeting of Shareholders Proxy Statement (Exhibit A – pages 5 & 6).

Item 11 - Management Compensation and Transactions

Please refer to Annual Meeting of Shareholders Proxy Statement (Exhibit A – pages 8, 9 & 10).

Item 12 - Security Ownership of Certain Beneficial Owners and Management

Please refer to Annual Meeting of Shareholders Proxy Statement (Exhibit A – page 2).

Item 13 - Certain Relationships and Related Transactions

Please refer to Annual Meeting of Shareholders Proxy Statement (Exhibit A – page 4).

Item 14 – Principal Accountant Fees and Services

Please refer to Annual Meeting of Shareholders Proxy Statement (Exhibit A – page 19).

Item 15 - Exhibits, Financial Statement Schedules and Reports on Form 10-K

Exhibits	Description

A	Proxy Statement to Shareholders solicited by the Board of Directors of Bank of Guam in relation to the 2011 Annual Shareholders Meeting

B	Employment Contract - President & Chief Executive Officer

C	Employment Contract - Executive Vice President & Chief Operating Officer

D	Certification of President & Chief Executive Officer

E	Certification of Senior Vice President & Chief Financial Officer

No reports have been filed on Form F-7 during the last quarter of the period covered by this report.

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Bank of Guam has duly caused this report to be signed in its behalf by the undersigned, thereunto duly authorized.

Bank of Guam

By:	/s/ Lourdes A. Leon Guerrero	Date:	3/14/2011
Lourdes A. Leon Guerrero
President
Chief Executive Officer

By:	/s/ Francisco M. Atalig	Date:	3/14/2011
Francisco M. Atalig
Senior Vice President
Chief Financial Officer

By:	/s/ Lori C. Sablan	Date:	3/14/2011
Lori C. Sablan
Vice President
Controller

BOARD OF DIRECTORS

By:	/s/ Lourdes A. Leon Guerrero	Date: 3/14/11
Lourdes A. Leon Guerrero
Chair of the Board

By:	/s/ William D. Leon Guerrero	Date: 3/14/11
William D. Leon Guerrero
Vice Chairman of the Board

By:		Date:
Roger P. Crouthamel
Board Member/Board Secretary

By:	/s/ Martin D. Leon Guerrero	Date: 3/14/2011
Martin D. Leon Guerrero
Board Member/Board Treasurer

By:	/s/ Joe T. San Agustin	Date: 3/14/11
Joe T. San Agustin
Board Member

By:	/s/ Ralph G. Sablan, M.D.	Date: 3/14/11
Ralph G. Sablan, M.D.
Board Member

By:		Date:
Luis G. Camacho, D.D.S.M.S.
Board Member

By:		Date:
Frances L.G. Borja
Board Member

BOARD OF DIRECTORS (continued)

By:	/s/ Joaquin P. L.G. Cook	Date: 3/14/11
Joaquin P. L.G. Cook
Board Member

By:	/s/ Joseph M. Crisostomo	Date: 3/14/11
Joseph M. Crisostomo
Board Member

By:	/s/ Patricia P. Ada	Date: 3/14/2011
Patricia P. Ada
Board Member

EXHIBIT A

NOTICE

2011 ANNUAL MEETING OF SHAREHOLDERS

NOTICE is hereby given that the regular Annual Meeting of the Shareholders of Bank of Guam (the “Bank”), a Guam Banking Corporation, will be held on May 2, 2011, at 7:00 P.M., in the lobby of the Bank’s headquarters, located at 111 Chalan Santo Papa, Hagåtña, Guam 96910, for the following purposes:

1.	To elect four (4) Class III Directors for a term of three (3) years;

2.	To vote for or against the Bank’s 2011 Employee Stock Purchase Plan;

3.	To vote on a nonbinding resolution to approve the compensation of the Bank’s named executive officers;

4.	To vote on a nonbinding resolution to recommend the frequency with which shareholders shall be entitled to have an advisory vote on executive compensation; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business March 15, 2011, as the record date for the determination of Shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER YOU HOLD. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE PROMPTLY. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY THEN WITHDRAW YOUR PROXY.

Dated at Hagåtña, Guam, April 11, 2011.

BY ORDER OF THE BOARD OF DIRECTORS

/S/ Martin D. Leon Guerrero
Martin D. Leon Guerrero, Asst. Secretary

PROXY

BANK OF GUAM

ANNUAL MEETING OF SHAREHOLDERS

May 2, 2011

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF THE BANK OF GUAM

KNOW ALL MEN BY THESE PRESENTS that, I, the undersigned Shareholder(s) of BANK OF GUAM, Hagåtña, Guam (the “Bank”), do hereby nominate, constitute and appoint LOURDES A. LEON GUERRERO and WILLIAM D. LEON GUERRERO, or any one of them (individually and collectively the “Proxies”), my true and lawful attorney-in-fact with full power of substitution, for me and in my name, place and stead to vote all the Common Stock of the Bank standing in my name on its books as of March 15, 2011, at the Annual Meeting of its Shareholders to be held in the lobby of the Bank’s Headquarters located at 111 Chalan Santo Papa, in Hagåtña, Territory of Guam, on May 2, 2011, at 7:00 P.M., or at any adjournment thereof, with all the powers the undersigned would possess if personally present, as follows:

1. The election of the Board of Directors’ nominees to the Board of Directors of the Bank as shown in the Proxy Statement.

CLASS III: TERM OF THREE YEARS: FOUR DIRECTORS

☐	For all Nominees listed below (except as indicated to the contrary below)

☐	Withhold authority to vote for all Nominees listed below

Lourdes Leon Guerrero             Joaquin P.L.G. Cook             Martin D. Leon Guerrero             Joe T. San Agustin

(to withhold authority to vote for any individual Nominee, write the Nominee’s name on the space provided below)

2. To vote For or Against the Bank’s 2011 Employee Stock Purchase Plan.

☐        For                 ☐        Against                 ☐        Abstain

3. To vote on a nonbinding resolution to vote FOR or AGAINST the compensation of the Bank’s named executive officers;

☐        For                 ☐        Against                ☐        Abstain

4. To vote on a nonbinding resolution to recommend the frequency with which shareholders shall be entitled to have an advisory vote on executive compensation;

☐        Every year                ☐        Every two years                ☐        Every three years                ☐        Abstain

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, including matters which may be presented to the meeting of which the Board of Directors has no knowledge as of the date of this Proxy.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATIONS ARE MADE, THE PROXY WILL BE VOTED IN FAVOR OF THE BOARD OF DIRECTORS’ RECOMMENDATIONS AS SHOWN ABOVE AND IN THE PROXY STATEMENT.

The undersigned acknowledges receipt of the Annual Report of the Bank for the year ended December 31, 2010, and the Notice and Proxy Statement dated April 11, 2011 relating to the Annual Meeting.

Dated, this     day of April, 2011.

Sign:

(Please Print Name and Social Security Number)

Sign:

(Please Print Name and Social Security Number)

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If there is more than one trustee, all should sign. All joint owners must sign. If signer is a corporation, sign in full corporate name by duly authorized officer.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER YOU HOLD. PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROMPTLY. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY THEN WITHDRAW YOUR PROXY.

BANK OF GUAM

111 Chalan Santo Papa

Hagåtña, Guam 96910

P.O. Box BW

Hagåtña, Guam 96932

ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

GENERAL

THE ACCOMPANYING PROXY IS SOLICITED BY THE

BOARD OF DIRECTORS OF THE BANK OF GUAM

Solicitation of Proxies by the Board of Directors

The accompanying proxy is solicited by the Board of Directors of the Bank of Guam (the “Bank”). The proxy must be filed at the Bank’s Headquarters (Hagåtña Branch) located at 111 Chalan Santo Papa, First Floor, Hagåtña, Guam 96910 at least 24 hours before the time and date set for the meeting. A shareholder giving a proxy has the power to revoke it at any time before it is voted. A proxy may be revoked in a writing delivered to Ms. Lourdes A. Leon Guerrero or Mr. William D. Leon Guerrero at the Bank stating that the proxy is revoked, or by a subsequent proxy executed by, or by attendance at the meeting and voting in person by, the person executing the proxy. All shares represented by properly executed unrevoked proxies will be voted at the Annual Meeting of Shareholders to be held May 2, 2011, and any adjournment thereof.

The total expense of solicitation of proxies on behalf of the Board of Directors will be borne by the Bank. In addition to this solicitation by mail, directors, officers and regular employees of the Bank may make solicitation by telephone, mail, or personal interviews.

It is anticipated that the proxy material will be first mailed to the Shareholders on or about April 11, 2011.

Voting of Securities

The close of business on March 15, 2011, has been fixed by the Board of Directors as the record date for the determination of Shareholders entitled to notice of and to vote at the Annual Meeting. As of March 15, 2011 there were outstanding 8,764,371 shares of Common Stock, par value $0.2083 per share (the “Common Stock”). Each share of Common Stock held by each Shareholder of record will be entitled to one vote for each matter submitted to a vote at the Annual Meeting. In the election of directors, each share of Common Stock will be entitled to one vote for as many directors as are to be elected. Voting for directors will not be cumulative.

PRINCIPAL SECURITY HOLDERS

As of January 30, 2011, to the best of the Bank’s knowledge, no person owned of record or beneficially more than five percent of the outstanding voting common stock of the Bank, except as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership [1]		Percent of Class
Lourdes A. Leon Guerrero	3,963,070	[2]	45.48%
P.O. Box BW
Hagatna, Guam 96932

Eugenia A. Leon Guerrero	1,708,209	[2]	19.60%
P.O. Box BW
Hagåtña, Guam 96932

Pedro P. Ada, Jr.	540,995	[2]	6.22%
P.O. Box 2889
Hagåtña, Guam 96932

Marciano V. Pangilinan	536,868	[3]	6.16%
P.O. Box 101
Hagåtña, Guam 96932

[1]

Rule 13d-3 of the Securities Exchange Act of 1934 states that a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power which includes the power to vote, or to direct the voting of such security, and/or investment power which includes the power to dispose, or to direct the disposition of such security.

[2]

These amounts are included among certain shares held in a voting trust (“Voting Trust”) under terms of a Voting Trust Agreement, dated September 18, 1990, as amended (“Agreement”), of which Ms. Lourdes A. Leon Guerrero is Trustee. Each Shareholder of the Voting Trust has sole investment power over his or her shares held in the Voting Trust, subject to a right of first refusal to other Shareholders of the Voting Trust. The Trustee exercises primary voting power over all the shares held in the Voting Trust, subject to the right of a Majority-in-Interest of the Shares, as defined in the Agreement, to prohibit proposed actions of the Trustee. The Voting Trust holds 3,926,100 shares or 45.05% of the common shares of the Bank. Ms. Eugenia A. Leon Guerrero as the Trustee under the Jesus S. Leon Guerrero and Eugenia A. Leon Guerrero Family Trust, Mr. Pedro P. Ada, Jr., Dr. Luis G. Camacho, Mr. Joe T. San Agustin, Dr. Ralph G. Sablan, Mr. Roger Crouthamel, Mr. Martin D. Leon Guerrero, Mr. Vincent Leon Guerrero, Mrs. Agnes Leon Guerrero Winters and the Felino B. Amistad and Fulgencia M. Amistad Trust are Shareholders of the Voting Trust. The Voting Trust will terminate on September 19, 2015 unless earlier terminated by a Majority-in-Interest of the Shares. The Voting Trust provides, generally, that the Trustee of the Voting Trust shall vote the Voting Trust shares for the current directors who are Shareholders of the Voting Trust or nominees of those Shareholders. Ms. Lourdes A. Leon Guerrero became Trustee following the death of Mr. Anthony A. Leon Guerrero, pursuant to the terms of the Voting Trust and subsequent to FDIC approval.

[3]	Includes 168,000 shares owned by Mark’s Insurance Underwriters, Inc. and 26,760 shares owned by Ace Hardware.

The Board of Directors is responsible for establishing Bank corporate policies and for monitoring the overall performance of the Bank. The Directors of the Bank represent the interests of the Shareholders as a whole, rather than the special interests of any particular group. All communications sent by any shareholder to the Board of Directors or to any individual Board member should be addressed to the Secretary of the Board of Directors, Bank of Guam, 111 Chalan Santo Papa, Hagatna, Guam 96910.

Meetings

During the fiscal year ended December 31, 2010, the Board of Directors held a total of 12 regularly scheduled meetings and one special meeting. During the fiscal year ended December 31, 2010. no incumbent director was present in person at fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Committees on which he or she served, except that the following director attended fewer than 75% of such meetings: Mr. Crisostomo, 72% (for business reasons) and Dr. Camacho, 74% (for business reasons).

Committees

The Board of Directors does not have a separate standing Compensation Committee. Compensation policies are established and reviewed by an Ad Hoc Compensation Committee and approved by the Board. The Board of Directors established an Ad Hoc Compensation Committee composed of Messrs. Roger P. Crouthamel (Chairman), Joe T. San Agustin and Ms. Patricia P. Ada to address compensation issues of Ms. Lourdes A. Leon Guerrero and Mr. William D. Leon Guerrero. The Ad Hoc Compensation Committee held one meeting during 2010.

1. The Executive Committee is composed of Ms. Lourdes A. Leon Guerrero (Chair), Messrs. William D. Leon Guerrero, Dr. Ralph G. Sablan, Joe T. San Agustin, Roger P. Crouthamel, Martin D. Leon Guerrero, Joaquin P.L.G Cook, Ms. Patricia P. Ada and Ms. Frances L.G. Borja. The Executive Committee reviews the administration of the Bank and its branches, including the investment portfolio, loans in excess of $30,000, personnel policies, and various management, credit and personnel reports. The Committee held 12 meetings during 2010.

2. The Nominating Committee is composed of Messrs. Joe T. San Agustin (Chairman), Martin D. Leon Guerrero, Roger P. Crouthamel, Dr. Luis G. Camacho and Ms. Patricia P. Ada. The Nominating Committee’s sole function is to recommend to the Board of Directors those persons to be considered for nomination and election to the Board of Directors. The Board determined that all members of the Nominating Committee are “independent” as that term is defined in the listing standards of the American Stock Exchange. The Committee held one meeting during 2010 and one meeting in 2011. The Committee will consider recommendations from shareholders for nominations to the Board of Directors. The recommendations should be submitted in writing and should be accompanied by a biography of the proposed candidate, as well as other information required by the Committee. Shareholder recommendations must be received by January 1, 2012, in order to be included in the Committee’s consideration for Directors to be elected in the 2012 Annual Meeting of Shareholders. The Board of Directors has adopted a written charter for the Nominating Committee which can be viewed on our website at www.bankofguam.com/about/NominatingCommitteeCharter.pdf.

3. The Stock Option Committee is composed of Messrs. Roger P. Crouthamel (Chairman), Dr. Luis G. Camacho, Dr. Ralph G. Sablan, Joaquin P.L.G Cook and Ms. Lourdes A. Leon Guerrero. The Stock Option Committee’s function is to recommend and implement stock option programs for employees of the Bank. The Stock Option Committee held four meetings during 2010.

4. The Trust Committee is composed of Messrs. Martin D. Leon Guerrero (Chairman), Joseph M. Crisostomo, Roger P. Crouthamel, William D. Leon Guerrero, Joaquin P.L.G Cook and Ms. Lourdes A. Leon Guerrero. The Trust Committee’s function is to oversee and direct all activities of the Trust department of the Bank, including approving all accounts opened and closed. The Trust Committee held 12 meetings during 2010.

5. The Loan Committee is composed of Ms. Lourdes A. Leon Guerrero (Chair), Messrs. Martin D. Leon Guerrero, William D. Leon Guerrero, Joe T. San Agustin, Joaquin P.L.G Cook and various officers of the Bank. The Loan Committee’s principal function is to monitor and review the loan portfolio of the Bank and its branches. In this connection, the Committee approves and confirms, as the case may be, all loans above a certain amount. The Loan Committee held 60 meetings during 2010.

6. The Bank’s Audit Committee is composed of six directors who are not employees of the Bank. The Audit Committee’s principal functions are to oversee and direct the duties of the Internal Audit department and to oversee the performance of the Bank’s independent certified public accountants. The Audit Committee held 20 meetings during 2010. The Board has determined that all members are “independent” as that term is defined in the listing standards of the American Stock Exchange. Mr. Joe T. San Agustin is considered a “financial expert” as that term is used in the securities rules. The Board of Directors has adopted a written charter for the Audit Committee which can be viewed on our website at www.bankofguam.com/about/AuditCommitteeCharter.pdf.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2010 with management and with the independent auditors. Specifically, the Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS No. 114 (The Auditor’s Communication With Those Charged with Governance).

The Audit Committee has received the written disclosures and the letter from our independent accountants, Deloitte Touche LLP, required by Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees. Additionally, the Audit Committee has discussed with Deloitte Touche LLP the issue of its independence from the Bank.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report for the fiscal year ended December 31, 2010.

The Audit Committee is composed of the following Directors:

Mr. Joe T. San Agustin (Chairman)	Dr. Luis G. Camacho	Mr. Roger P. Crouthamel
Mr. Martin D. Leon Guerrero	Dr. Ralph G. Sablan	Ms. Patricia P. Ada

7. The Tax Recovery Committee is composed of Ms. Lourdes Leon Guerrero (Chair), Messrs. William D. Leon Guerrero, Martin Leon Guerrero and Roger P. Crouthamel. The Tax Recovery Committee held no meetings during 2010. The Tax Recovery Committee’s principle function is to monitor the progress of the Bank’s lawsuit against the United States Government entitled Bank of Guam vs. The United States, No. 07-32C United States Court of Federal Claims.

8. The Asset/Liability Committee is composed of Messrs. William D. Leon Guerrero (Chairman), Martin D. Leon Guerrero, Joseph M. Crisostomo, Ms. Patricia P. Ada and Ms. Lourdes A, Leon Guerrero and, various officers of the Bank. The Asset/Liability Committee’s principal function is to monitor and review the Bank’s liquidity position (Asset/Liability management) to assure that appropriate resources are in place to meet anticipated funds demands. The Committee also manages rate sensitive assets and liabilities to provide acceptable levels of net interest income and Interest Rate Risk which is the exposure to the Bank’s Earnings and Equity Capital from future interest rate changes. Meetings of the Asset/Liability Committee are held monthly but the Board members are required to attend on a quarterly basis. The Asset Liability Committee held 12 meetings during 2010.

Family Relationships

Mr. Joaquin P.L.G. Cook is the son of Ms. Lourdes A. Leon Guerrero.

Certain Business Relationships

Bank of Guam is leasing office space in the Yigo Town Center for its Yigo Branch from Ada’s Trust & Investment Inc. (“Ada’s Trust”). Ms. Patricia P. Ada is a director for the Bank and the General Manager, Board Secretary and Assistant Treasurer for Ada’s Trust.

The Bank’s ten-year lease for the 4000 square foot Yigo Branch began on December 1, 1996, (the “Lease”). The Bank has four options to renew the Lease for five years each. During fiscal year 2010, the Bank paid Ada’s Trust $118,800 for rent. During the ten-year Lease term the total lease payments should equal approximately $1,134,000. The Lease is at or below current market rates for the area. The Bank anticipates that it may exercise one or more of its options to renew the Lease.

Bank of Guam is leasing office space in the Macheche Plaza Shopping Center for its Dededo Branch from Macheche Plaza Development (“Macheche”). Mr. Roger P. Crouthamel, a director of the Bank, is a Managing Partner of and owns a 27% interest in Macheche. The John Kerr Grandchildren’s Trust also has a 15% interest in Macheche. Mr. Roger P. Crouthamel is the Trustee for The John Kerr Grandchildren’s Trust.

The Bank’s ten-year lease for the 5,574 square foot Dededo Branch began on March 30, 1990, (the “Lease”). The Lease was renegotiated in 1999 to lower the rent and extend the Lease for twelve years commencing June 1, 1999. The Bank has two options to renew the Lease for five years each. The Lease automatically renews for five years provided the Bank does not give the Landlord a notice of termination 180 days prior to the termination date. The Bank has not provided the Landlord with a notice of termination. During fiscal year 2010, the Bank paid Macheche Development $200,664 for rent and $31,437 for common area maintenance. During the twelve-year Lease term the total lease payments should equal approximately $2,449,858. The Lease is at or below current market rates for the area. The Bank anticipates that it may exercise the options to renew the Lease.

PROPOSAL 1

ELECTION OF DIRECTORS

The By-Laws of the Bank provide that the Board of Directors is divided into three classes (Class I, Class II and Class III), all to be elected by the holders of the Common Stock of the Bank. Each Class consists of not less than three members to be elected for a term of three years, with their terms to be staggered so that one Class of directors will be elected each year. Four directors, constituting the Class III Directors, will be elected by the holders of the Common Stock at the Annual Meeting to be held on May 2, 2011.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the four nominees shown below to serve as Class III Directors for a term of three years. Although it is not contemplated that any nominee will decline or be unable to serve as director, in either such event, the proxies will be voted by the proxy holders for the election of other persons as may be designated by the Board of Directors.

All of the nominees are presently directors.4 The nominees were recommended by the Nominating Committee and approved by the Board of Directors. The names of the nominees for the Class III Directors and the background information furnished by them, including their principal occupations and their employment for the past five years, are set forth below:

CLASS III DIRECTORS

Name	Age	Principal Occupation	Year First Elected Director of the Bank
Joaquin P.L.G Cook	31	Vice President, Compliance Manager, Bank of Guam; Partner, Byerly & Cook Company; Member, Management Committee, IP&E Holdings, LLC; Member, Bank of Guam Trust Committee; Member, Bank of Guam Stock Option Committee, Member, Bank of Guam Executive Committee; Member, Bank of Guam Loan Committee.	2007

Joe T. San Agustin	80	Chairman, Government of Guam Retirement Fund; Member, Guam Finance Commission; Chairman, Government of Guam Fiscal Policy Committee; Former, Administrator BRAC, Government of Guam Steering Committee, Office of the Governor; Former Senator, 14th through 23rd Guam Legislatures; Former Speaker, 20th through 22nd Guam Legislature; Member, Bank of Guam Executive Committee; Member, Bank of Guam Loan Committee; Member, Bank of Guam Ad Hoc Compensation Committee; Chairman, Bank of Guam Audit Committee; Treasurer, Bank of Guam; Chairman, Bank of Guam Nominating Committee; Part-Time Instructor, University of Guam.	1975

Martin D. Leon Guerrero	59	Treasurer and Assistant Secretary, Bank of Guam; Chairman, Bank of Guam Trust Committee; Vice-Chairman, Bank of Guam Audit Committee; Vice-Chairman, Bank of Guam Nominating Committee; Member, Bank of Guam Loan Committee; Member, Bank of Guam Executive Committee.	1990

[4]

Substantially all of the directors’ shares, including certain of the nominees’ shares, and 2,861,620 additional shares are subject to a Voting Trust. The Voting Trust provides that the Trustee, Ms. Lourdes A. Leon Guerrero, will vote the shares for the persons currently nominated for Director. See footnote 2 for additional details.

Lourdes A. Leon Guerrero	60	President and Chair of the Bank of Guam; Former Senator, 28th Guam Legislature; Chair, Bank of Guam Executive Committee; Member, Bank of Guam Stock Option Committee; Member, Bank of Guam Trust Committee; Chair, Bank of Guam Loan Committee; Member, Bank of Guam Asset Liability Committee; Member, Bank of Guam Tax Recovery Committee; Director, GTA TeleGuam Holdings, LLC.	1991

As noted above, the terms of office for the Class I and Class II Directors described below will continue beyond the 2011 Annual Meeting. These directors, their ages, principal occupations for the past five years, and the year in which each director was first elected a director of the Bank, are set forth below.

CLASS I DIRECTORS

Name	Age	Principal Occupation	Year First Elected Director of the Bank
Joseph M. Crisostomo	51	President, CarsPlus LLC; President/Owner, CyclesPlus LLC; Member, Bank of Guam Trust Committee; Member, Bank of Guam Asset Liability Committee.	2006

William D. Leon Guerrero	59	Executive Vice President/Chief Operating Officer, Bank of Guam; Member, Bank of Guam Loan Committee; Member, Bank of Guam, Executive Committee; Member, Bank of Guam Trust Committee; Member, Bank of Guam Tax Recovery Committee; Chairman, Bank of Guam Asset Liability Committee.	2003

Dr. Luis G. Camacho	83	Retired Orthodontist, Orthodontic Clinic; Member, Bank of Guam Audit Committee; Member, Bank of Guam Stock Option Committee; Member, Bank of Guam Nominating Committee.	1972

CLASS II DIRECTORS

Name	Age	Principal Occupation	Year First Elected Director of the Bank
Patricia P. Ada	45	General Manager, Board Secretary and Assistant Treasurer, Ada’s Trust and Investment Inc.; Manager, P and M LLP; Manager, P.P. Ada Investment; Member, Bank of Guam Executive Committee; Member, Bank of Guam Ad Hoc Committee; Member, Asset Liability Committee; Member Audit Committee; Member, Nominating Committee.	2008

Frances L.G. Borja	53	President, Carmen Safeway Enterprises Inc.; Member, Bank of Guam Executive Committee.	2005

Dr. Ralph G. Sablan	78	Dermatologist; Captain, U.S. Navy, Retired; Member, Bank of Guam Executive Committee; Member, Bank of Guam Stock Option Committee; Member, Bank of Guam Audit Committee, Member, Bank of Guam Nominating Committee.	1972

Roger P. Crouthamel	62	Director, TransPacific Travel dba Travel Pacificana; Director, Guam Fast Foods, Inc., dba Kentucky Fried Chicken; Asst. Secretary/Treasurer, Oceanic Resources, Inc.; Partner, Chamorro Gardens Development; Partner, LKC Development;; Member, Vista Chino Development; Partner, Macheche Plaza Development; Director & Vice President, Sports Concepts Inc.; Attorney at Law, Carlsmith Ball LLP.; Secretary, Bank of Guam; Member, Bank of Guam Executive Committee; Chairman, Bank of Guam Stock Option Committee; Vice-Chairman, Bank of Guam Trust Committee; Member, Bank of Guam Audit Committee; Chairman, Bank of Guam Ad Hoc Compensation Committee; Member, Bank of Guam Nominating Committee; Member Tax Recovery Committee.	1998

STOCK OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth for each director, and for all directors and officers as a group, beneficial ownership of the Bank’s common stock and the percentage of such stock so owned rounded to the nearest one-tenth (1/10th) of one percent (1%):

Name of Beneficial Owner	Amount and Nature [5] of Beneficial Ownership as of 1/31/11		Percent of Class [6]
Patricia P. Ada,	2,800		0.03%
Frances L.G. Borja	10,824	[7]	0.12%
Dr. Luis G. Camacho	258,207	[8] [9]	2.96%
Joseph M. Crisostomo	4,700	[10]	0.05%
Joaquin P.L.G. Cook	3,600	[11]	0.04%
Roger P. Crouthamel	436,040	8 12	5.00%
Martin D. Leon Guerrero	64,860	[8] [13]	0.74%

[5]	Unless otherwise noted in the following footnotes, the listed beneficial owner has sole voting and investment power.
[6]	Based on the number of shares issued and outstanding as of January 31, 2010.
[7]	With the exception of 4,000 shares in the name of Carmen L.G. Borja, her mother, all other shares are in the name of Frances L.G. Borja alone.
[8]

Director’s shares (except those owned by Frances L. G. Borja, Joseph M. Crisostomo, William D. Leon Guerrero, Martin D. Leon Guerrero, Patricia P. Ada. Joaquin P.L.G Cook and Lourdes A. Leon Guerrero) are subject to a Voting Trust. Ms. Lourdes A. Leon Guerrero is the Trustee of the Voting Trust and exercises primary voting power but not investment power over all shares subject to the Voting Trust. See footnote 2.

[9]	All shares owned by Luis G. Camacho and Cynthia L. Camacho, Trust UA 03/20/2009 and Cynthia Camacho Living Trust..
[10]	All shares owned by Joseph M. Crisostomo and Joyce Q. Crisostomo.
[11]

Includes 500 shares owned by Jeffrey Cook or Lourdes A. Leon Guerrero T/F Joaquin Philip Leon Guerrero Cook, 2400 shares by Joaquin Philip Leon Guerrero Cook by Jeffrey Cook or Lourdes A. Leon Guerrero and 600 shares by Joaquin P. Leon Guerrero Cook or Jeffrey Cook.

[12]

Includes 382,910 shares owned by Mr. Roger P. Crouthamel Trustee of The Crouthamel Family Trust all of which are included in the Voting Trust identified at Footnote 2, and 39,166 shares owned by Mr. Roger P. Crouthamel, Trustee for The John Kerr Grandchildren’s Trust which are not subject to the Voting Trust. Also includes 12,163 shares held of record by his minor daughter with Mr. Roger P. Crouthamel as the Custodian.

William D. Leon Guerrero	32,886	[14]	0.38%
Dr. Ralph G. Sablan	427,024	[8] [15]	4.90%
Joe T. San Agustin	13,421	[8] [16]	0.15%
Lourdes A. Leon Guerrero	36,970	[2] [17]	0.42%
All Directors and Officers as a Group (11 persons)	1,291,332		14.82%

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The Board of Directors of the Bank believes that its executive compensation program should be designed and administered to provide a competitive compensation program that will enable it to attract, motivate, reward and retain executives who have the skills, education, experience and capabilities required to discharge their duties in a competent, efficient and professional manner. The Board thinks that the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Bank, and which aligns executive’s interests with those of the shareholder by rewarding performance above established goals, with the ultimate objective of improving shareholder value.

Geographic Uniqueness of the Bank of Guam

Unlike other insured financial institutions physically located in the United States, the Bank is uniquely geographically situated thousands of miles from the mainland United States. Because of its location, it cannot readily draw from the available pool of experienced officers that typically is available to mainland banks to manage the affairs of the Bank.

To implement the compensation objectives of the Board, the Bank has entered into employment agreements with its named executive officers that it believes rewards performance as measured against established goals. Not only does the Board believe that these agreements provide a fair compensation for the named executives, but it enables the Bank to better retain key executives to manage its affairs and to comply with the numerous Guam and federal laws and regulations in order to ensure the safety and soundness of the funds entrusted to it for safekeeping. Throughout this Proxy Statement, the individuals who served as the Bank’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer during fiscal year 2010, as well as the other individuals included in the Summary Compensation Table on Page 9, are referred to as the “named executive officers.”

Ad Hoc Compensation Committee

[13]	All shares owned by Martin D. Leon Guerrero and Barbara B.B. Leon Guerrero.
[14]

Includes 2,520 shares owned by Mrs. Zita Leon Guerrero, the spouse of Mr. William D. Leon Guerrero. With the exception of 3,564 shares in Mr. William D. Leon Guerrero’s name alone all other shares are held jointly with Mr. Leon Guerrero’s wife Mrs. Zita Leon Guerrero.

[15]	With the exception of 75,680 shares in Dr. Ralph G. Sablan’s name alone all other shares are held jointly with Dr. Sablan’s wife Mrs. Maryanne G. Sablan.
[16]	With the exception of 1,149 shares in Mr. Joe T. San Agustin’s name alone all other shares are held jointly with Mr. San Agustin’s wife Mrs. Carmen S. San Agustin.
[17]

Includes 10,661 shares owned by Lourdes A. Leon Guerrero and Jeffrey Cook, 500 shares owned by Jeffrey Cook or Lourdes A. Leon Guerrero T/F Mariana Leon Guerrero Cook, 800 owned by Mariana Leon Guerrero Cook by Jeffrey Cook or Lourdes A. Leon Guerrero. Also includes 1,600 shares in the name of Lourdes A. Leon Guerrero custodian for Ana-Lourdes Shimizu Cook and 1,516 shares in the name of Lourdes A. Leon Guerrero custodian for Naima S. Cook.

The Board does not have a standing Compensation Committee. As executive contracts come up for renewal, the Board appoints an Ad Hoc Compensation Committee composed of independent, outside directors who are not employed by the Bank. Mr. William D. Leon Guerrero and Ms. Lourdes A. Leon Guerrero executed new Employment Agreements in 2004 and 2008, respectively. Messrs. Francisco M. Atalig, Ernest P. Villaverde and Danilo M. Rapadas entered into Employment Agreements with the Bank on January 3, 2007.

2010 Executive Compensation Components

For the fiscal year ended December 31, 2010, the principal components of compensation for the named executive officers were:

Base Salary

The Bank provides named executive officers and other employees with base salary pursuant to their employment agreements to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined for each executive based on his position and responsibility.

Bonus and Incentive-Based Cash Compensation

The Bank provides an incentive-based cash compensation plan for the named executive officers that is tied to meeting certain objectives as measured by return on assets, return on equity, Federal Deposit Insurance Corporation ratings, and level of adversely classified assets or the Bank’s efficiency performance.

Perquisites and Other Personal Benefits

The Bank provides named executive officers with perquisites and other personal benefits that the Board believes are reasonable and consistent with its overall compensation program to better enable the Bank to attract and retain superior employees for key positions. The Board periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

Based on the specific provisions of the employment agreements of the named executive officers, some of the perquisites include the use of automobiles, term life insurance coverage and certain memberships and personal benefits. Information about the details of the 2010 perquisites and other benefits for fiscal year ended December 31, 2010, provided to the named executive officers is found in the Summary Compensation Table.

Long Term Incentive Program

On January 10, 1989, the Shareholders approved a Tandem Phantom Stock Unit/Stock Option plan authorizing the Board of Directors to enter into employment agreements with certain executive officers to defer up to One Hundred Thousand Dollars ($100,000) of the annual incentive bonuses payable to certain executive officers granting such officers, in lieu of cash, fully vested Phantom Stock Units paying dividend equivalents, such Phantom Stock Units to equal the value of the amount deferred, coupled with options to purchase three (3) shares of Common Stock of the Bank for each one Phantom Stock Unit granted (the “Tandem Phantom Stock Unit/Stock Option”).

Employee’s 401(k) Retirement Savings Plan

The Bank has an employee benefit plan called the Bank of Guam Employee 401(k) Retirement Savings Plan (the “401(k) Plan”). For 2010, employees who meet certain eligibility requirements based on length and amount of service may voluntarily contribute up to a maximum of $16,500 to the 401(k) Plan. Employees who are 50 or older may elect to defer an additional $5,500 on top of the $16,500 for a maximum contribution of $22,000 per year. The Bank will make contributions equal to 100% of employee’s salary deferrals that do not exceed 1% of employee’s compensation, plus 50% of employee’s salary deferrals that exceed 1% but are less than 5% of employee’s compensation. Employees’ rights to the Bank’s contribution vest at the rate of 20% per annum, with 100% vesting after two years participation in the 401(k) Plan, or upon death or permanent disability. Employees may direct the investment of their 401(k) Plan accounts as set forth in the 401(k) Plan. Payments at retirement are based on the amount each employee contributed each year, the amount matched by the Bank and the performance success of the investments chosen by the employee. All eligible employees were automatically enrolled in the 401(k) Plan unless the employee actively opts out of participation in the 401(k) Plan. Ms. Lourdes A. Leon Guerrero, Mr. William D. Leon Guerrero, Mr. Francisco M. Atalig, Mr. Ernest P. Villaverde and Mr. Danilo M. Rapadas were eligible to participate in the 401(k) Plan and did not opt out of the 401(k) Plan.

SUMMARY COMPENSATION TABLE

The following table sets forth compensation for services in all capacities to the Bank for the fiscal years ended December 31, 2010, 2009 and 2008 of those persons who were at December 31, 2010 (a) Chief Executive Officer of the Bank; (b) Chief Operating Officer of the Bank (c) Chief Financial Officer of the Bank and (d) the two highest paid executive and senior officers of the Bank whose aggregate salary and bonus exceeded $100,000.

Annual Compensation

Name and Position of Individual	Year	Salary ($)	Bonus ($) [18]	Other Annual Comp. ($)		Total ($)
Lourdes A. Leon Guerrero	2010	267,539	93,932	50,876	[19]	412,347
President, Chief Executive	2009	257,968	83,781	43,855	[20]	385,604
Officer, Chair of the Board	2008	259,615	69,050	53,308	[21]	381,973

William D. Leon Guerrero	2010	224,733	83,623	55,995	[22]	364,311
Executive Vice President	2009	222,850	80,325	57,433	[23]	360,608
Chief Operating Officer	2008	207,756	51,787	66,953	[24]	326,496

[18]	The bonuses paid reflect payments made under a formula based on the Bank’s net assets or profitability.
[19]

In accordance with the provisions of Ms. Lourdes A. Leon Guerrero’s Employment Agreement, this amount includes payments or reimbursements to Ms. Leon Guerrero for medical and dental insurance in the amount of $17,673, a life insurance premium payment of $2,813, $16,345 for payments of her utilities of her primary residence for 2010 and $2,030 for the use of an automobile and related operating expenses. Ms. Leon Guerrero also received compensation in the form of a fifty percent (50%) matching contribution to her 401(k) Plan of $8,615 for 2010. The Bank paid Ms. Leon Guerrero the amount of $3,400 for her spouse’s airfare to accompany her on a Bank related to function.

[20]

In accordance with the provisions of Ms. Lourdes A. Leon Guerrero’s Employment Agreement, this amount includes payments or reimbursements to Ms. Leon Guerrero for medical and dental insurance in the amount of $10,737, a life insurance premium payment of $3,391, $19,893 for payments of her utilities of her primary residence for 2010 and $852 for the use of an automobile and related operating expenses. Ms. Leon Guerrero also received compensation in the form of a fifty percent (50%) matching contribution to her 401(k) Plan of $8,755 for 2009. The Bank paid Ms. Leon Guerrero the amount of $227 for her spouse’s airfare to accompany her on a Bank related to function.

[21]

In accordance with the provisions of Ms. Lourdes A. Leon Guerrero’s Employment Agreement, this amount includes payments or reimbursements to Ms. Leon Guerrero for medical and dental insurance in the amount of $8,796, a life insurance premium payment of $3,370, $19,797 for payments of her utilities of her primary residence for 2009 and $13,168 for the use of an automobile and related operating expenses. Ms. Leon Guerrero also received compensation in the form of a fifty percent (50%) matching contribution to her 401(k) Plan of $8,177 for 2008.

[22]

On April 28, 2003, the Board of Directors authorized the payment of a companion airline ticket to allow a family member to accompany the President or the Executive Vice President to a trip off-island for medical purposes. The Bank paid $8,808 for off-island medical travel for Mr. Leon Guerrero and his spouse in 2010. During the time Mr. Leon Guerrero was off island for medical reasons he also conducted business for the Bank. In accordance with the provisions of Mr. William D. Leon Guerrero’s Employment Agreement, this amount includes payments or reimbursements to Mr. Leon Guerrero for medical and dental insurance in the amount of $26,661, a life insurance premium payment of $2,605, $8,368 for payments of his utilities of his primary residence and $2,317 for the use of an automobile and related operating expenses. Mr. Leon Guerrero also received compensation in the form of a fifty percent (50%) matching contribution to his 401(k) Plan of $7,236 for 2010.

[23]

On April 28, 2003, the Board of Directors authorized the payment of a companion airline ticket to allow a family member to accompany the President or the Executive Vice President to a trip off-island for medical purposes. The Bank paid $10,072 for off-island medical travel for Mr. Leon Guerrero and his spouse in 2010. During the time Mr. Leon Guerrero was off island for medical reasons he also conducted business for the Bank. In accordance with the provisions of Mr. William D. Leon Guerrero’s Employment Agreement, this amount includes payments or reimbursements to Mr. Leon Guerrero for medical and dental insurance in the amount of $23,517, a life insurance premium payment of $3,088, $8,719 for payments of his utilities of his primary residence and $4,729 for the use of an automobile and related operating expenses. Mr. Leon Guerrero also received compensation in the form of a fifty percent (50%) matching contribution to his 401(k) Plan of $7,308 for 2009.

[24]

On April 28, 2003, the Board of Directors authorized the payment of a companion airline ticket to allow a family member to accompany the President or the Executive Vice President to a trip off-island for medical purposes. The Bank paid $11,786 for off-island medical travel for Mr. Leon Guerrero and his spouse in 2009. During the time Mr. Leon Guerrero was off island for medical reasons he also conducted business for the Bank. In accordance

Danilo M. Rapadas	2010	125,391	35,225	33,950	[25]	194,566
Senior Vice President/	2009	124,237	22,383	28,097	[26]	174,717
General Counsel and Chief Risk Officer	2008	120,675	15,575	26,671	[27]	162,921

Francisco M. Atalig	2010	137,440	35,225	20,221	[28]	192,886
Senior Vice President/ Chief	2009	132,736	31,418	12,923	[29]	177,077
Financial Officer	2008	133,897	25,894	11,558	[30]	171,349

Ernest P. Villaverde	2010	126,425	35,225	23,776	[31]	185,426
Senior Vice President/ Information	2009	122,098	31,418	23,564	[32]	177,080
Management Systems Administrator	2008	123,164	25,894	18,158	[33]	167,216

Long Term Incentive Program

with the provisions of Mr. William D. Leon Guerrero’s Employment Agreement, this amount includes payments or reimbursements to Mr. Leon Guerrero for medical and dental insurance in the amount of $19,937, a life insurance premium payment of $3,370, $15,578 for payments of his utilities of his primary residence and $9,810 for the use of an automobile and related operating expenses. Mr. Leon Guerrero also received compensation in the form of a fifty percent (50%) matching contribution to his 401(k) Plan of $6,472 for 2008.

[25]

Mr. Danilo M. Rapadas received compensation in the form of a fifty percent (50%) matching contribution to his 401(k) Plan of $4,226 for 2010. Mr. Rapadas is the Recording Secretary of the Bank’s Board of Directors and is paid $875 per meeting he attended. He was compensated $11,375 for 2010. In accordance with the provisions of Mr. Rapadas’s Employment Agreement, this amount also includes payments or reimbursements to Mr. Rapadas for medical and dental insurance in the amount of $16,225, a life insurance premium payment of $2,124 for 2010.

[26]

Mr. Danilo M. Rapadas received compensation in the form of a fifty percent (50%) matching contribution to his 401(k) Plan of $4,226 for 2009. Mr. Rapadas is the Recording Secretary of the Bank’s Board of Directors and was paid $875 per meeting attended in 2009. He was compensated $11,375 for 2009. In accordance with the provisions of Mr. Rapadas’s Employment Agreement, this amount also includes payments or reimbursements to Mr. Rapadas for medical and dental insurance in the amount of $10,062, a life insurance premium payment of $2,433 for 2009.

[27]

Mr. Danilo M. Rapadas received compensation in the form of a fifty percent (50%) matching contribution to his 401(k) Plan of $3,970 for 2008. Mr. Rapadas is the Recording Secretary of the Bank’s Board of Directors and was paid $1000 per meeting for first two months of 2008 and $875 thereafter for each meeting he attended. He was compensated $12,500 for year 2008. In accordance with the provisions of Mr. Rapadas’s Employment Agreement, this amount also includes payments or reimbursements to Mr. Rapadas for medical and dental insurance in the amount of $6,531, a life insurance premium payment of $3,670 for 2008.

[28]

Mr. Francisco M. Atalig received compensation in the form of a fifty percent (50%) matching contribution to his 401(k) Plan of $2,112 for 2010. Mr. Atalig attends the Bank’s Board of Directors meeting and is paid $875 per meeting attended in 2010. He was compensated $7,000 for 2010. In accordance with the provisions of Mr. Atalig’s Employment Agreement, this amount also includes payments or reimbursements to Mr. Atalig for medical and dental insurance in the amount of $8,926, a life insurance premium payment of $2,183 for 2010.

[29]

Mr. Francisco M. Atalig received compensation in the form of a fifty percent (50%) matching contribution to his 401(k) Plan of $2,257 for 2009. In accordance with the provisions of Mr. Atalig’s Employment Agreement, this amount also includes payments or reimbursements to Mr. Atalig for medical and dental insurance in the amount of $8,171, a life insurance premium payment of $2,494 for 2009.

[30]

Mr. Francisco M. Atalig received compensation in the form of a fifty percent (50%) matching contribution to his 401(k) Plan of $2,119 for 2008. In accordance with the provisions of Mr. Atalig’s Employment Agreement, this amount also includes payments or reimbursements to Mr. Atalig for medical and dental insurance in the amount of $6,069, a life insurance premium payment of $3,370 for 2008.

[31]

Mr. Ernest P. Villaverde received compensation in the form of a fifty percent (50%) matching contribution to his 401(k) Plan of $3,911for 2010. In accordance with the provisions of Mr. Villaverde’s Employment Agreement, this amount also includes payments or reimbursements to Mr. Villaverde for medical and dental insurance in the amount of $17,736, a life insurance premium payment of $2,129 for 2010.

[32]

Mr. Ernest P. Villaverde received compensation in the form of a fifty percent (50%) matching contribution to his 401(k) Plan of $4,153 for 2009. In accordance with the provisions of Mr. Villaverde’s Employment Agreement, this amount also includes payments or reimbursements to Mr. Villaverde for medical and dental insurance in the amount of $16,995, a life insurance premium payment of $2,415 for 2009.

[33]

Mr. Ernest P. Villaverde received compensation in the form of a fifty percent (50%) matching contribution to his 401(k) Plan of $4,063for 2008. In accordance with the provisions of Mr. Villaverde’s Employment Agreement, this amount also includes payments or reimbursements to Mr. Villaverde for medical and dental insurance in the amount of $10,725, a life insurance premium payment of $3,370 for 2008.

Tandem Phantom Stock Units/Stock Option Plan

On January 10, 1989, the Shareholders approved a Tandem Phantom Stock Unit/Stock Option plan authorizing the Board of Directors to enter into employment agreements with executive officers to defer up to One Hundred Thousand Dollars ($100,000) of the annual incentive bonuses payable to certain executive officers granting such officers, in lieu of cash, fully vested Phantom Stock Units paying dividend equivalents, such Phantom Stock Units to equal the value of the amount deferred, coupled with options to purchase three (3) shares of Common Stock of the Bank for each one Phantom Stock Unit granted (the “Tandem Phantom Stock Unit/Stock Option”). The Board has entered into employment agreements with William D. Leon Guerrero and Ms. Lourdes A. Leon Guerrero which grant them the right to (1) hold both the Phantom Stock Units and the Stock Options and receive on each Phantom Stock Unit an amount equivalent to the dividend paid on each share of Common Stock (the “Dividend Equivalent”), or (2) tender his Phantom Stock Units to the Bank for purchase by the Bank at the then fair market value, or (3) exercise his Stock Options. Upon tender by the holder of his Phantom Stock Units for cash, he will forfeit his rights to the Stock Options; or upon exercise of his Stock Options he will forfeit his rights to the Phantom Stock Units (and the Dividend Equivalents). The Board of Directors has not deferred an annual incentive bonus under the Tandem Phantom Stock Unit/Stock Option Plan for the years 2010, 2009, or 2008.

Employment Agreements

The Bank has entered into employment agreements with Ms. Lourdes A. Leon Guerrero and Messrs. William D. Leon Guerrero, Danilo M. Rapadas, Francisco M. Atalig and Ernest P. Villaverde. The initial terms are for five years and are subject to renegotiation upon expiration. Each agreement specifies the compensation, benefits, duties and responsibilities of each named executive officer during the term of his employment.

Chair of the Board and Chief Executive Officer

On January 1, 2008, Ms. Lourdes A. Leon Guerrero entered into an Employment Agreement, with the Bank to act as the President and Chief Executive Officer of the Bank, to expire December 31, 2012. The Board of Directors at their meeting of December 26, 2007 approved Ms. Lourdes A. Leon Guerrero’s Employment Agreement. The Employment Agreement provides for, among other things, the payment of an annual base salary of $250,000.00, with annual CPI adjustments. The Employment Agreement provides for an incentive bonus equal to 2% of the net profits after taxes of the Bank or $200,000 whichever is less, payable in capital stock of the Bank or in cash or a combination thereof. The incentive bonus shall be reduced from 5% to 100% if the Bank does not meet certain objectives as measured by return on assets, return on equity, Federal Deposit Insurance Corporation ratings, level of adversely classified assets or the Bank’s efficiency performance. Ms. Lourdes A. Leon Guerrero also receives certain personal benefits which include (a) a group term life insurance policy in the amount of $700,000 maintained by the Bank, (b) use of an automobile and compensation for operating expenses, (c) certain memberships and personal benefits, and (d) the right to participate in the Bank’s executive health insurance, accident insurance and disability insurance plans. Upon disability, Ms. Lourdes A. Leon Guerrero would receive her base salary adjusted for CPI increases, together with all incentive bonuses, for the remainder of the term of her Employment Agreement. The Employment Agreement also provides for Tandem Phantom Stock

Units/Stock Options under the terms and conditions set forth above. The Employment Agreement was subsequently amended on February 23, 2009 and approved by the Board of Directors at their February 23, 2009 Board meeting to include the following two additional benefits: 1) a life insurance, at Bank’s sole expense and cost, in the sum of $500,000.00, and 2) a bank owned life insurance that offers retirement benefits that is or will be made generally available to the Bank’s executive employees, at Bank’s sole expense and cost.

Executive Vice President and Chief Operating Officer

On February 11, 2009 Mr. William D. Leon Guerrero entered into an Employment Agreement, effective June 1, 2008, with the Bank to act as Executive Vice President/Chief Operating Officer of the Bank, for a term of five years. The Board of Directors at their meeting of February 23, 2009 approved Mr. William D. Leon Guerrero’s Employment Agreement. The Employment Agreement provides for, among other things, the payment of an annual base salary of $210,000 with annual CPI adjustments. The Employment Agreement provides for an incentive bonus equal to 1.75% of the net profits after taxes of the Bank or $150,000, whichever is less, payable in the capital stock of the Bank or in cash or combination thereof. The incentive bonus shall be reduced from 5% to 100% if the Bank does not meet certain objectives as measured by return on assets, return on equity, Federal Deposit Insurance Corporation ratings, level of adversely classified assets or the Bank’s efficiency performance. Mr. William D. Leon Guerrero also receives certain other personal benefits including (a) a group term life insurance policy in the amount of $700,000 maintained by the Bank, (b) use of an automobile and compensation for operating expenses, (c) certain memberships and personal benefits, (d) the right to participate in and receive other benefits as may be available to other executives of the Bank, (e) a life insurance, at Bank’s sole expense and cost, in the sum of $500,000.00, and (f) a bank owned life insurance that offers retirement benefits that is or will be made generally available to the Bank’s executive employees, at Bank’s sole expense and cost. Upon disability, Mr. William D. Leon Guerrero would receive his base salary, adjusted for the CPI increases, together with all incentive bonuses for the remainder of the term of the Employment Agreement. The Employment Agreement also provides for Tandem Phantom Stock Units/Stock Options under the terms and conditions set forth above.

Senior Vice President/General Counsel and Chief Risk Officer

On January 3, 2007 Mr. Danilo M. Rapadas entered into an Employment Agreement with the Bank to act as Senior Vice President/General Counsel & Chief Risk Officer of the Bank for a term of five years. The Board of Directors at their meeting of December 26, 2006 approved the Employment Agreement. The Employment Agreement provides for, among other things, the payment of an annual base salary of $113,220.00 with annual CPI adjustments. The Employment Agreement provides for an incentive bonus equal to .75% of the net profits after taxes of the

Bank or $50,000, whichever is less, payable in the capital stock of the Bank or in cash or combination thereof. The incentive bonus shall be reduced from 5% to 100% if the Bank does not meet certain objectives as measured by return on assets, return on equity, Federal Deposit Insurance Corporation ratings, level of adversely classified assets or the Bank’s efficiency performance. Mr. Danilo M. Rapadas also receives certain other personal benefits including (a) a group term life insurance policy in the amount of $700,000 maintained by the Bank and (b) the right to participate in and receive other benefits as may be available to other executives of the Bank. Upon disability, Mr. Danilo M. Rapadas would receive his base salary, adjusted for the CPI increases, together with all incentive bonuses for the remainder of the term of the Employment Agreement.

Senior Vice President/Chief Financial Officer

On January 3, 2007 Mr. Francisco M. Atalig entered into an Employment Agreement with the Bank to act as Senior Vice President/Chief Financial Officer of the Bank for a term of five years. The Board of Directors at their meeting of December 26, 2006 approved the Employment Agreement. The Employment Agreement provides for, among other things, the payment of an annual base salary of $120,972.00 with annual CPI adjustments. The Employment Agreement provides for an incentive bonus equal to .75% of the net profits after taxes of the Bank or $50,000, whichever is less, payable in the capital stock of the Bank or in cash or combination thereof. The incentive bonus shall be reduced from 5% to 100% if the Bank does not meet certain objectives as measured by return on assets, return on equity, Federal Deposit Insurance Corporation ratings, level of adversely classified assets or the Bank’s efficiency performance. Mr. Francisco A. Atalig also receives certain other personal benefits including (a) a group term life insurance policy in the amount of $700,000 maintained by the Bank and (b) the right to participate in and receive other benefits as may be available to other executives of the Bank. Upon disability, Mr. Francisco A. Atalig would receive his base salary, adjusted for the CPI increases, together with all incentive bonuses for the remainder of the term of the Employment Agreement.

Senior Vice President/ Information Management Systems Administrator

On January 3, 2007 Mr. Ernest P. Villaverde entered into an Employment Agreement with the Bank to act as Senior Vice President/ Information Management Systems Administrator of the Bank for a term of five years. The Board of Directors at their meeting of December 26, 2006 approved the Employment Agreement. The Employment Agreement provides for, among other things, the payment of an annual base salary of $111,276.00 with annual CPI adjustments. The Employment Agreement provides for an incentive bonus equal to .75% of the net profits after taxes of the Bank or $50,000, whichever is less, payable in the capital stock of the Bank or in cash or combination thereof. The incentive bonus shall be reduced from 5% to 100% if the Bank does not meet certain objectives as measured by return on assets, return on equity, Federal Deposit Insurance Corporation ratings, level of adversely classified assets or the Bank’s efficiency performance. Mr. Ernest P. Villaverde also receives certain other personal benefits including (a) a group term life insurance policy in the amount of $700,000 maintained by the Bank and (b) the right to participate in and receive other benefits as may be available to other executives of the Bank. Upon disability, Mr. Ernest P. Villaverde would receive his base salary, adjusted for the CPI increases, together with all incentive bonuses for the remainder of the term of the Employment Agreement.

DIRECTOR COMPENSATION

The Bank uses cash incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting director compensation, the Bank considers the significant amount of time that Directors expend in fulfilling their duties to the Bank as well as the skill-level required by the Bank of members of the Board of Directors.

Cash Compensation Paid to Board Members

Directors are paid an attendance fee of $2,000 for each Board meeting attended. At the February 25, 2008 Board of Directors meeting, the Board voluntary reduced its Board fees effective the March 2008 meeting to $1,750 for each Board meeting attended. Board Members are also paid $250 for each Committee meeting attended with the Chair of the Audit and Trust Committee being paid $300 per meeting.

DIRECTOR SUMMARY COMPENSATION TABLE

The following table sets forth the compensation of the members of the Board for the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	All Other Annual Comp. ($) [34]		Total ($)
Ms. Lourdes A. Leon Guerrero	42,500			42,500
Mr. William D. Leon Guerrero	40,750			40,750
Ms. Patricia P. Ada	30,750	432		31,182
Mr. Roger P. Crouthamel	32,250	432		32,682
Mr. Martin D. Leon Guerrero	49,100	4,390	[35]	53,490
Dr. Ralph G. Sablan	31,250	7,705	[36]	38,955
Mr. Joe T. San Agustin	43,500	5,322	[37]	48,822
Dr. Luis G. Camacho	23,500	432		23,932
Mr. Joaquin P.L.G. Cook	43,000	66,483	[38]	109,483
Ms. Frances L. G. Borja Mr. Joseph M. Crisostomo	25,250 20,250	432 432		25,682 20,682

[34]	Payment for term life insurance and medical insurance benefits.
[35]	This amount includes life insurance of $432 and $3,958 in travel expenses paid to him for his spouse to accompany him to a Bank related to training.
[36]	This amount includes life insurance of $432 and $7,273 in travel expenses paid to him for his spouse to accompany him to a Bank related to training.
[37]	This amount includes life insurance of $432 and $4,890 in travel expenses paid to him for his spouse to accompany him to a Bank related to training.
[38]	This amount includes his salary and bonus for 2010, medical, life insurance, and retirement benefits. Mr. Cook does not have a term life insurance.

PROPOSAL TWO

APPROVAL AND ADOPTION OF

2011 EMPLOYEE STOCK PURCHASE PLAN

At the Annual Meeting, shareholders will be asked to vote to approve the adoption of the Bank’s 2011 Employee Stock Purchase Plan (the “Stock Purchase Plan”). A general description of the principal terms of the Stock Purchase Plan is set forth below. This description is qualified in its entirety by the terms of the Stock Purchase Plan, as proposed to be adopted, which is attached to this Proxy Statement as Appendix A and is incorporated herein by reference. The Stock Purchase Plan is intended to replace the Bank’s current 2001 Nonstatutory Stock Option Plan which will be terminated upon adoption and approval of the Stock Purchase Plan.

NOTE: AFTER THE COMPLETION OF THE REORGANIZATION OF THE BANK PREVIOUSLY APPROVED BY THE SHAREHOLDERS, ALL RIGHTS UNDER THE STOCK PURCHASE PLAN SHALL BE CONVERTED INTO RIGHTS TO PURCHASE SHARES OF THE COMMON STOCK OF BANKGUAM HOLDING COMPANY. THEREAFTER, ALL SHARES ISSUED UNDER THE STOCK PURCHASE PLAN SHALL BE SHARES OF THE COMMON STOCK OF BANKGUAM HOLDING COMPANY, THE SHARES IN THE SHARE RESERVE SHALL BE SHARES OF THE COMMON STOCK OF BANKGUAM HOLDING COMPANY, AND BANKGUAM HOLDING COMPANY SHALL BE THE ENTITY GRANTING RIGHTS UNDER THE STOCK PURCHASE PLAN. SEE BELOW: “REORGANIZATION OF THE BANK AND CERTAIN CORPORATE TRANSACTIONS.”

General Description

In April 2011, the Board adopted the Stock Purchase Plan, subject to the approval of shareholders at the Annual Meeting. The purpose of the Stock Purchase Plan is to provide employees of the Bank and its designated parents or subsidiaries with an opportunity to purchase common stock of the Bank through accumulated payroll deductions. It is the intention of the Bank to have the Stock Purchase Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Stock Purchase Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

If adopted, an aggregate of 1,500,000 shares of the Bank’s common stock will be reserved for issuance and purchase under the Stock Purchase Plan, subject to adjustment in the event of a stock split, stock dividend or other similar change in the common stock or the capital structure of the Bank, and subject to certain limitations under applicable laws and regulations.

SUMMARY OF THE STOCK PURCHASE PLAN

Purpose. The purpose of the Stock Purchase Plan is to provide employees of the Bank and its designated parents or subsidiaries with an opportunity to purchase common stock of the Bank through accumulated payroll deductions.

Administration. The Stock Purchase Plan shall be administered by the Board of Directors of the Bank or a committee of the Board appointed by the Board (the “Plan Administrator”). The Plan Administrator shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Stock Purchase Plan, to determine eligibility and to adjudicate all disputed claims filed under the Stock Purchase Plan. Every finding, decision and determination made by the Plan Administrator shall, to the full extent permitted by law, be final and binding upon all parties. Members of the Board receive no additional compensation for their services in connection with the administration of the Stock Purchase Plan.

Eligibility. All employees of the Bank, and its designated parents or subsidiaries, whose customary employment is for more than five (5) months in any calendar year and more than twenty (20) hours per week are eligible to participate in the Stock Purchase Plan. Employees subject to rules or laws of a foreign jurisdiction that prohibit or make impractical the participation of such employees in the Stock Purchase Plan are not eligible to participate. Employees who have completed fewer than two (2) years of service with the Bank also are not eligible to participate. In addition, no employee will be granted an option under the Stock Purchase Plan if, (i) immediately after the grant, such employee, taking into account stock owned by any other person whose stock would be attributed to such employee pursuant to section 424(d) of the Code, would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Bank or any of its designated parents or subsidiaries, or (ii) which permits the employee’s rights to purchase stock under all employee stock purchase plans of the Bank and its parents or subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock, determined at the fair market value of the shares at the time such option is granted, for each calendar year in which such option is outstanding at any time.

Purchase of Shares. The Stock Purchase Plan designates Offer Periods and Exercise Dates. The Stock Purchase Plan shall be implemented through consecutive Offer Periods, as determined by the Plan Administrator. The maximum length of any Offer Period shall be one (1) year. The initial Offer Period shall be one (1) year and shall commence on July 1, 2011 and end on June 30, 2012. Thereafter, Offer Periods will be six (6) months and begin on each July 1 and January 1. On the first day of each Offer Period, a participating employee is granted a purchase right which is a form of option to be automatically exercised on the last day of the Offer Period. When the purchase right is exercised, the employee’s withheld salary is used to purchase shares of common stock of the Bank. The price per share at which shares of common stock are to be purchased under the Stock Purchase Plan during any Offer Period is eighty-five percent (85%) of the fair market value of the common stock on the first day of the Offer Period or eighty-five percent (85%) of the fair market value of the common stock on the last day of the Offer Period, whichever is lower. If there is a change in the capitalization during an Offer Period due, for example, to a stock split, stock dividend or stock reclassification, the price per share on the first day of the Offer Period is proportionally increased or decreased. No fractional shares will be purchased; any payroll deductions accumulated in a participant’s account which are not sufficient to purchase a full share shall be carried over to the next Offer Period or returned to the participant, if the participant withdraws from the Stock Purchase Plan. Payroll deductions may range from one percent (1%) to ten percent (10%) in whole percentage increments of an employee’s regular base salary, overtime, bonuses, annual awards and other incentive payments from the Bank or one or more designated parents or subsidiaries. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code, a participant’s payroll deductions may be decreased to zero percent (0%).

Grant of Option. On the first day of each Offer Period, each participant shall be granted an option to purchase up to 1,500 shares of the Bank’s common stock, (subject to certain limitations described in “Eligibility” and “Purchase of Shares” above).

Withdrawal. A participant may either (i) withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Stock Purchase Plan or (ii) terminate future payroll deductions, but allow accumulated payroll deductions to be used to exercise the participant’s option under the Stock Purchase Plan. If a participant elects withdrawal alternative (i), all of the participant’s payroll deductions credited to his or her account will be paid to such participant promptly after receipt of notice of withdrawal, the participant’s option for the Offer Period will be automatically terminated and no further payroll deductions for the purchase of shares will be made during the Offer Period. If a participant elects withdrawal alternative (ii), no further payroll deductions for the purchase of shares will be made during the Offer Period, all of the participant’s payroll deductions credited to the participant’s account will be applied to the exercise of the participant’s option on the last day of that Offer Period and the participant’s option for the Offer Period will be automatically terminated. If a participant withdraws from an Offer Period, payroll deductions will not resume at the beginning of the succeeding Offer Period unless the participant delivers to the Bank a new subscription agreement.

Termination of Employment. Upon termination of a participant’s employment relationship, at a time more than three (3) months from the last day of the current Offer Period, the payroll deductions credited to such participant’s account during the Offer Period but not yet used to exercise the option will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto, and such participant’s option will be automatically terminated. Upon termination of a participant’s employment relationship within three (3) months of the last day of the current Offer Period, the payroll deductions credited to such participant’s account during the Offer Period, but not yet used to exercise the option, will be applied to the purchase of common stock on the last day of the current Offer Period, unless the participant, or in the case of participant’s death, the person or persons entitled to the participant’s account balance, withdraws from the Stock Purchase Plan. In such a case, no further payroll deductions will be credited to the participant’s account following the participant’s termination of employment and the participant’s option under the Stock Purchase Plan will be automatically terminated after the purchase of common stock on the last day of the current Offer Period.

Death. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Stock Purchase Plan who is living at the time of such participant’s death, the Bank shall deliver shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed to the knowledge of the Plan Administrator, then the Plan Administrator shall deliver such shares and/or cash to the spouse (or domestic partner, as determined by the Plan Administrator) of the participant, or if no spouse (or domestic partner) is known to the Plan Administrator, then to the issue of the participant, such distribution to be made by the law of descent and distribution.

Nontransferability of Options. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option to receive shares under the Stock Purchase Plan may be assigned, transferred, pledged or otherwise disposed of in any way other than by will, the laws of descent and distribution or by designation of a beneficiary as discussed above. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Plan Administrator may treat such act as an election to withdraw funds from an Offer Period as discussed above.

Adjustments. In the event of any change in the Bank’s capitalization, such as a stock split, reverse stock split or stock dividend, which results in an increase or decrease in the number of outstanding shares of common stock without receipt of consideration by the Bank, or as the Plan Administrator may determine, in its discretion an appropriate adjustment shall be made in the number of shares under the Stock Purchase Plan, the number of shares covered by each option which have not yet been exercised, the number of shares which have been authorized for issuance but not yet placed under option and the price per share covered by each outstanding option. Except as the Plan Administrator determines, no issuance by the Bank of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment shall be made with respect to, the number of shares of common stock covered by each option under the Stock Purchase Plan which have not yet been exercised, the number of shares of common stock which have been authorized for issuance under the Stock Purchase Plan, but not yet placed under option or the Purchase Price.

Reorganization of the Bank and Other Corporate Transactions. Upon completion of the reorganization of the Bank previously approved by the shareholders pursuant to which BankGuam Holding Company shall become the parent of the Bank, the all outstanding options, if any, under the Stock Purchase Plan shall be converted into options to purchase shares of the common stock of BankGuam Holding Company. Subsequently, all options granted after the consummation of the reorganization shall be options to purchase shares of the common stock of BankGuam Holding Company. Similarly, all shares in the share reserve of the Stock Purchase Plan shall be converted into shares of BankGuam Holding Company. BankGuam Holding Company shall be the entity granting rights under the Stock Purchase Plan.

In addition, if at any time in the future after the reorganization of the Bank, any of the following specified transactions should occur (although the Bank is not at this time contemplating any such transaction) outstanding options under the Stock Purchase Plan shall be assumed or the Plan Administrator shall shorten the Offer Period then in progress and participants’ accumulated payroll deductions shall be used to purchase shares of common stock immediately prior to the transaction and the participants’ rights under the Offer Period shall terminate immediately following the transaction. For these purposes, the specified transactions are:, (1) a dissolution liquidation or sale of all or substantially all of the assets of the Bank; (2) a merger or consolidation in which the Bank is not the surviving entity; or (3) a reverse merger in which the Bank is not the surviving entity but the shares of common stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

Amendment and Termination of the Stock Purchase Plan. The Plan Administrator may at any time and for any reason terminate or amend the Stock Purchase Plan without approval of the shareholders; provided, however, that shareholder approval is required for any amendment to the Stock Purchase Plan for which shareholder approval would be required under applicable law, as in effect at the time. However, no action by the Plan Administrator or shareholders may alter or impair any option previously granted under the Stock Purchase Plan without the consent of affected participants. Without shareholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Plan Administrator shall be entitled to limit the frequency and/or number of changes in the amount withheld during Offer Periods, change the length of Offer Periods, determine whether subsequent Offer Periods shall be consecutive or overlapping, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable foreign jurisdictions, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Bank’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each participant properly correspond with amounts withheld from the participant’s compensation, and establish such other limitations or procedures as the Plan Administrator determines in its sole discretion advisable and which are consistent with the Stock Purchase Plan. I

CERTAIN FEDERAL TAX INFORMATION

A participant who disposes of any shares received pursuant to the Stock Purchase Plan within two years after the first day of the Offer Period during which the participant purchased such shares or within one year after the date the shares are purchased (a “disqualifying disposition”) will be treated for federal income tax purposes as having received ordinary income at the time of such disqualifying disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were delivered to the participant over the price which the participant paid for the shares. A participant who disposes of any shares received pursuant to the Stock Purchase Plan at any time after the expiration of the 2-year and 1-year holding periods described above will be treated for federal income tax purposes as having received income only at the time of such disposition, and such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (i) the excess of the fair market value of the shares at the time of such disposition over the purchase price which the participant paid for the shares, or (ii) fifteen percent (15%) of the fair market value of the shares on the first day of the Offer Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain. The Bank will be entitled to a tax deduction in the same amount as the ordinary income recognized by a participant in the event of a disqualifying disposition with respect to shares acquired upon exercise of an option. Otherwise, the Bank will not be entitled to a tax deduction with respect to the optionee’s disposition of the purchased shares. The foregoing summary of the federal income tax consequences of Stock Purchase Plan transactions is based upon federal income tax laws in effect on the date of this Proxy Statement. This summary does not purport to be complete, and does not discuss foreign, territorial, state or local tax consequences.

NEW PLAN BENEFITS

The Board has approved the Stock Purchase Plan; however, continuance of the Stock Purchase Plan is subject to approval by the shareholders of the Bank. The number of purchases, if any, to be made after approval of the Stock Purchase Plan to specific employees or groups thereof, cannot currently be determined.

BOARD RECOMMENDATION AND SHAREHOLDER VOTE REQUIRED

The Board of Directors has approved the adoption of the 2011 Employee Stock Purchase Plan, subject to the requisite approval by the Bank’s shareholders. The Board of Directors of the Bank recommends that the Bank’s shareholders approve and adopt the 2011 Employee Stock Purchase Plan. The affirmative vote of a majority of the shares of common stock having voting power present in person or represented by proxy at the Annual Meeting is required to approve and adopt the 2011 Employee Stock Purchase Plan. If such approval is obtained, the Stock Purchase Plan will become effective upon the date of the Annual Meeting. Should such shareholder approval not be obtained, then the Stock Purchase Plan will not become effective.

Shares held by persons who abstain from voting on the proposal and broker “non-votes” will not be voted for or against the proposal. Shares held by persons abstaining and broker “non-votes” will be counted in determining whether a quorum is present for purposes of voting on the proposal. Abstentions will have the same effect as a vote against the matter but broker non-votes will not be counted for this purpose. The persons designated in the enclosed Proxy will vote your shares FOR approval of the resolution unless instructions to the contrary are indicated in the enclosed Proxy.

PROPOSAL THREE

VOTE ON A NONBINDING RESOLUTION TO APPROVE THE COMPENSATION

OF THE BANK’S NAMED EXECUTIVE OFFICERS

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) provides shareholders the opportunity to vote to approve, on an advisory (non-

binding) basis, the compensation of the Bank’s named executive officers, as described in the Summary Compensation Table contained in the section found above in this Proxy Statement titled Executive Compensation Discussion and Analysis. This proposal, commonly known as a “Say on Pay” proposal, provides our shareholders the opportunity to express their views on our executive compensation program, as it relates to our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.

Therefore, the Board of Directors asks that our shareholders to indicate their support for our executive compensation program for our named executive officers and to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Bank’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Executive Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

As an advisory vote, this proposal is not binding on the Board or its Ad Hoc Compensation Committee. However, the Board and its Ad Hoc Compensation Committee may, in each of their sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

PROPOSAL FOUR

VOTE ON A NONBINDING RESOLUTION TO RECOMMEND THE FREQUENCY WITH

WHICH SHAREHOLDERS SHALL BE ENTITLED TO HAVE AN ADVISORY VOTE ON

EXECUTIVE COMPENSATION

The Dodd-Frank Act also contains a provision that entitles shareholders the opportunity to vote on how frequently they will engage in a non-binding vote on executive compensation. Shareholders may vote on a non-binding advisory basis, to recommend that the shareholder advisory vote on executive compensation occur every year, every two years, every three years or abstain.

As noted in the discussion above in Executive Compensation Discussion and Analysis, because of the Bank’s location, it cannot readily draw from the available pool of experienced officers that typically is available to mainland banks to manage the affairs of the Bank. To implement the compensation objectives of the Board, the Bank has entered into employment agreements with its named executive officers that it believes rewards performance as measured against established goals. This enables the Bank to better retain key executives to manage its affairs and to comply with the numerous Guam and federal laws and regulations in order to ensure the safety and soundness of the funds entrusted to it for safekeeping.

The Board of Directors recommends that the shareholders vote to recommend that the shareholder advisory vote on executive compensation occur once every THREE YEARS.

The Board of Directors believes that a vote every three years is an appropriate frequency to provide the Board our management sufficient time to consider shareholders’ input and to implement any appropriate changes to our executive compensation program. Considering our focus on long-term value creation, and the timing that might be required to implement changes, the Board of Directors believes that an advisory vote once every three years would be the most effective choice.

PERFORMANCE GRAPH

The following graph shows a comparison of cumulative stockholder return on the Common Stock from December 31, 2005 to December 31, 2010 with the cumulative returns of both a broad based market index and a United States based peer group index. The broad based index is the NASDAQ Stock Market (U.S. Companies) Index and the United States based peer group index is the NASDAQ Bank Stock Index for United States Banks. Although Guam is a territory of the United States, its economy does not parallel the United States economy. Guam is influenced by the economies of Asia, particularly Japan. However, Guam does not have an index of publicly traded companies, nor does it have a banking index. Consequently, the Bank has chosen indexes that don’t necessarily reflect the competitiveness of its stocks in its local market. Certain factors, such as supertyphoons and a recession in Japan, had little or limited effect on the Indexes chosen, while having a significant effect on the local economy and the Bank.

The shares of the Bank were voluntarily delisted from the Archipelago Exchange on August 2004. They are now traded privately among individual shareholders and investors. Computershare Trust Company, N.A. is the Bank’s Registrar, Stock Transfer and Dividend Disbursing Agent.

	FISCAL YEARS ENDED DECEMBER 31
	2005	2006	2007	2008	2009	2010
NASDAQ Stock Market (US Companies)	$100	$110	$119	$57	$83	$98
NASDAQ Bank Stocks	$100	$112	$89	$65	$54	$64
Bank of Guam	$100	$111	$106	$111	$96	$110

INDEBTEDNESS OF MANAGEMENT

The following table sets forth for each director, principal officer, and principal security holder (those owning of record or beneficially more than 5% of the Bank’s common stock) and their associates who were indebted to the Bank at any time since January 1, 2010, in the aggregate amount in excess of 10% of the equity capital accounts of the Bank or $5,000,000, whichever is less, at the time of the indebtedness and the aggregate extension of credit to the specified persons as a group.

Name of Individual or Number of Persons in Group & Relationship	Item	High Indebtedness for 2010	Balance (2/28/11)	Percent of Indebtedness to Equity Capital Accts (2/28/11)
Joseph M. Crisostomo [39]	Commercial/	$11,557,000	$11,224,000	13.27%
Director	Real Estate

Roger P. Crouthamel [40]	Commercial/	$6,130,000	$5,320,000	6.29%
Director	Real Estate

All Directors,	Commercial/	$23,869,000	$22,055,000
26.08%
Principal Officers	Real Estate/
and 10% Shareholders	Consumer/
as a Group	Participation

All extensions of credit made to any director, principal officer, security holder and their associates were made on substantially the same terms, including interest rates, collateral and

[39]	The following affiliated entities of Mr. Crisostomo have commercial and real estate loans outstanding with the Bank as listed below:

Name of Individual or Number of Persons in Group & Relationship	Item	High Indebtedness for 2010	Balance (2/28/11)	Percent of Indebtedness to Equity Capital Accts (2/28/11)
Cars Plus, LLC &
Cycles Plus LLC,	Real Estate	$7,169,000	$7,022,000	8.30%

Rentals Plus, LLC	Commercial	$1,200,000	$1,000,000	1.18%

Cars Plus, LLC	Commercial	$1,500,000	$1,500,000	1.77%

Cycles Plus, LLC	Commercial	$1,150,000	$1,150,000	1.36%
Pacific Auto Leasing LLC	Commercial	$500,000	$500,000	.59%
Guarantor of Ralph C. Muna	Commercial	$13,000	$11,000	.01%
Guarantor of Gene Morrison	Commercial	0	$14,000	.02%

[40]	The following affiliated entities of Mr. Crouthamel have commercial and real estate loans outstanding with the Bank as listed below:

Name of Individual or Number of Persons in		High Indebtedness	Balance	Percent of Indebtedness to Equity Capital Accts
Group & Relationship	Item	for 2010	(2/28/11)	(2/28/11)
John Kerr Grandchildren’s Trust	Real Estate	$471,000	$439,000	.52%
Guam Fast Food, Inc.	Commercial	$242,000	$201,000	.24%
Macheche Plaza	Real Estate	$511,000	$477,000	.56%
LKC Development Inc.	Commercial	$200,000	0
Chamorro Gardens	Commercial/Real Estate	$1,280,000	$1,244,000	1.47%
Travel Pacificana	Commercial	$190,000	$190,000	.22%
Bristol Enterprises and Sports Concepts, Inc.	Commercial	$164,000	$140,000	.16%
Visto Chino Development, LLC	Commercial	$1,796,000	$1,771,000	2.09%

repayment terms, as those prevailing at the time for comparable transactions with other than the above-mentioned persons, were made in the ordinary course of business, and such extensions of credit did not involve and presently do not involve more than a normal risk of collectibility or other unfavorable features, including the restructuring of an extension of credit, or a delinquency as to payment of interest or principal.

In the future, the Bank expects to have banking transactions in the ordinary course of its business with directors, officers, principal security holders, and their associates, on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others, and not involving more than a normal risk of collectibility or other unfavorable features.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES AND EXCHANGE ACT OF 1934 (the “Exchange Act”).

Section 16(a) of the Securities and Exchange Act of 1934 as amended, made applicable to the Bank by Section 12(i) of the Exchange Act, requires each director, principal officer and principal shareholder (those owning of record or beneficially more than 10% of any class of the Bank’s stock) and their associates to timely file reports of ownership and changes of ownership with the Federal Deposit Insurance Corporation. The determination of timeliness is based solely upon the Bank’s review of the relevant forms filed through the Bank during fiscal year 2010. Based solely on a review of the forms it has received and on written representations from certain reporting persons that no such forms were required for them, the Bank believes that, during 2010 all Section 16 filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with by such persons, except for the following.

	No. of Late	No. of Transactions	No. of Failure
Name	Reports	Reported Late	to File
Ms. Frances L.G. Borja	1	1	0
Mr. Martin D. Leon Guerrero	1	1	0
Mr. William D. Leon Guerrero	1	1	0

SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

During the fiscal year 2010, the Bank engaged the certified public accounting firm of Deloitte & Touche LLP, as its independent public accountants, to render certain professional services. In addition to performing its annual audit of the Bank, Deloitte & Touche LLP rendered the following non-audit professional services: (1) review of corporate income tax return, and (2) review of amendments to corporate income tax returns.

Before each professional service provided by Deloitte & Touche LLP was rendered, such service was approved by, and the possible effect on the independence of Deloitte & Touche LLP was considered by the Audit Committee.

A representative of Deloitte & Touche LLP may be present at the annual meeting to make a statement and to respond to appropriate questions that may be asked by Shareholders.

Audit Fees

In 2010 the Bank has been billed a total of approximately $161,000 by Deloitte & Touche LLP for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2009. For the fiscal year ended December 31, 2010, the Bank has been billed a total of approximately $100,000 (of the $217,000 contracted amount) by Deloitte & Touche LLP, for professional services rendered for the audit of our annual financial statements. This figure does not include an additional amount of approximately $15,000 to $20,000 in out of pocket expenses to be incurred for Partner visits to Guam of which the Bank has been billed a total of $6,892 of such expenses.

Audit-Related Fees

The Bank has not incurred any expense nor has it been billed for any other audit-related services rendered by Deloitte & Touche LLP in 2010.

Tax Fees

The Bank has been billed a total of approximately $4,500 by Deloitte & Touche LLP, for professional services rendered for the review of our 2009 income tax returns. The Bank expects to incur approximately $4,500 for the review of our 2010 income tax returns.

All Other Fees

As to other non-audit services provided by Deloitte & Touche LLP in 2010, the Bank contracted Deloitte & Touche LLP to conduct an audit of the Bank’s 401(k) Plan in the amount of $11,500 and $8,500 to audit the Schedule of Common Area Maintenance charges required by lease agreements of Bank premises to various tenants in the Bank’s Headquarters Building in Hagatna, Guam and the Garapan Branch in Saipan, Commonwealth of the Northern Mariana Islands. In 2010 the Bank paid Deloitte & Touche LLP $154,808 to conduct Special Professional Services related to a due diligence. The Audit Committee determined that such non-audit services did not affect the auditor’s independence.

Other Matters

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting other than the matters set forth in this Proxy Statement. If any other matters are properly brought before that meeting, the persons named in the accompanying Proxy will have the authority to vote thereon in accordance with their discretion.

Proposals of Shareholders for 2012 Annual Meeting

Shareholders may present proposals which are proper subjects for consideration at the 2012 Annual Meeting of Shareholders of the Bank for inclusion in the proxy materials relating to that meeting. These proposals must be submitted in writing to the Bank of Guam, Post Office Box BW, Hagåtña, Guam 96932, Attention: Ms. Lourdes A. Leon Guerrero, President and Chair of the Board or Mr. William D. Leon Guerrero, Executive Vice President/Chief Operating Officer. The proposals must be received by the Bank by December 10, 2011 in order to be included in the proxy materials for the 2012 Annual Meeting. Any proposals of shareholders not to be included in the proxy materials and received after February 25, 2012, will be deemed to be received in an untimely fashion and proxies granted hereunder will be voted at the discretion of Ms. Lourdes A. Leon Guerrero or Mr. William D. Leon Guerrero.

Annual Report

The Annual Report of the Bank of Guam for the fiscal year ended December 31, 2010, is enclosed with this Proxy Statement. Such Report is not regarded as a part of this Proxy Statement.

A COPY OF THE BANK’S 2010 ANNUAL REPORT TO THE FEDERAL DEPOSIT INSURANCE CORPORATION ON FORM 10-K MAY BE OBTAINED BY WRITING TO MS. LOURDES A. LEON GUERRERO, PRESIDENT, BANK OF GUAM, P.O. BOX BW, HAGÅTÑA, GUAM 96932, WITHOUT ANY CHARGE TO THE PERSON SO SOLICITING.

April 11, 2011

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Martin D. Leon Guerrero
Martin D. Leon Guerrero, Asst. Secretary

EXHIBIT B

FIRST AMENDED

EMPLOYMENT AGREEMENT

This Agreement is made and entered into as of the 12th day of February 2009 and amends a certain Employment Agreement dated the 1st day of January 2008 by and between BANK OF GUAM, a Guam corporation (herein called the “Bank”) and LOURDES A. LEON GUERRERO, (herein called the “President”) (herein called “Agreement”).

NOW, THEREFORE, in consideration of the mutual promises of the parties the Agreement, is hereby amended as follows:

1. Employment. Bank hereby designates and employs President, and President hereby accepts employment with Bank, as its President and Chief Executive Officer.

2. Term. This Agreement shall be for a term commencing from January 1, 2008, and terminating on December 31, 2012.

3. Duties. President shall be the Chief Executive Officer of the Bank, and shall, subject to the control of the Board of Directors of said Bank, have general supervision, direction and control of the business and affairs of the Bank. President shall have the general powers and duties of management usually vested in the office of the President of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors of the Bank, or the By-Laws. In connection therewith, upon direction of the Board of Directors, President shall make necessary and reasonable business trips for which she will be reimbursed or expenses will be provided in accordance with such regulations as may be established by the Board of Directors.

Included herewith shall be trips to visit with officials of correspondent banks and technical seminars as may be available.

4. Extent of Services. President shall devote her full time, attention and energy to the business of Bank and shall not, during the term of this Agreement, be engaged in any other business activities, unless such activities are reasonably determined by the Board of Directors of Bank not to be in competition or in conflict with the commercial banking business of Bank.

5. Base Compensation. As regular compensation for President’s services hereunder, Bank shall pay President an annual base salary of Two Hundred Fifty Thousand Dollars and 00/100 ($250, 000.00) during each year of the term hereof, payable in equal installments not less frequently than monthly (herein called “Base Compensation”).

6. Adjustments to Base Compensation. The Base Compensation shall be adjusted annually to reflect the increase, if any, in the cost-of-living by adding thereto an amount obtained by multiplying the Base Compensation by the percentage of which the level of the Consumer Price Index for the United States has increased over its level as of the date of commencement of the term of Agreement (herein called, together with Base Compensation, the “Adjusted Base Compensation”).

Following the end of each year of this Agreement and within thirty (30) days after the release of the United States Bureau of Labor Statistics of the figures for such year, Bank shall pay to the President the amount of any additional compensation to which she is entitled as a result of such cost-of-living adjustment.

7. Incentive Bonus. As an incentive to President for her continuing services and contributions to the growth and profitability of Bank, President shall be paid, in addition to her Adjusted Base Compensation, an Incentive Bonus as follows:

(a) Subject to the quarterly adjustments at Section 8 below, an amount equal to two percent (2%) of current net profits of the Bank after taxes or Two Hundred Thousand Dollars ($200,000.00), which ever is less, payable in capital stocks of the Bank or in cash, or combination, at the option of President. The maximum amount shall be subject to review by the Board of Directors of Bank annually and appropriate adjustments shall then be made.

(b) The Incentive Bonus shall be computed and payable quarterly, within fifteen (15) days following each quarter except that each of the first quarterly payments of the Incentive Bonus shall be subject to adjustment, either increase or decrease, depending on the Bank’s final audited financial statements of the preceding year by the Bank’s independent accountants.

(c) At the option of the President, the Board of Directors are authorized to defer up to One Hundred Thousand Dollars ($100,000) of the annual incentive bonuses payable by receiving, in lieu of cash, fully vested Phantom Stock Units paying dividend equivalents, such Phantom Stock Units to equal the amount deferred, coupled with an option to purchase at the then fair market value three (3) shares of the Common Stock of the Bank of Guam for each one Phantom Stock Unit granted.

(d) President shall have the right to (1) continue to hold both the Phantom Stock Units and the Stock Options and receive on each Phantom Stock Unit an amount equivalent to the dividend paid on each share of Common Stock (the “Dividend Equivalent”); or (2) tender her Phantom Stock Units to the Bank for purchase by the Bank at the then fair market value; or (3) exercise her Stock Options. Upon tender by President of her Phantom Stock Units for cash she will forfeit her rights to the Stock Options; or upon exercise of her Stock Options she will forfeit her rights to the Phantom Stock Units and the Dividend Equivalents.

8. Adjustments To Bonus. On an annual basis, the President shall submit an annual budget and strategic plan to the Board. Based upon the criteria contained within the budget and strategic plan, the Incentive Bonus of the President shall be adjusted on a quarterly basis as follows:

(a) If the then current Return on Equity (ROE) of the Bank is below the preceding three-year average ROE of the Bank, then the Incentive Bonus shall be reduced by ten percent (10%);

(b) If the then current Return on Assets (ROA) of the Bank is less than that of the Bank’s peer group as published in the Federal Deposit Insurance Corporation’s (FDIC) Uniform Bank Performance Report, then the Incentive Bonus shall be reduced by ten percent (10%);

(c) If the then current Bank’s FDIC Commercial Examination Composite Rating (FDIC Rating) is 2 or better, there shall be no reduction to the Incentive Bonus; if the FDIC Rating is 3, then Incentive Bonus shall be reduced by fifteen percent (15%); if the FDIC Rating is 4, then the Incentive Bonus shall be reduced by fifty percent (50%); if the FDIC Rating is 5, then the Incentive Bonus shall be reduced by one-hundred percent (100%);

(d) If the then current Total Adversely Classified Items to Tier 1 Capital of the Bank plus the Allowance for Loan and Lease Losses is greater than twenty-five percent (25%), then the Incentive Bonus shall be reduced by ten percent (10%);

(e) If the Efficiency Ratio of the Bank does not meet the following goals of the Bank, the Incentive Bonus shall be reduced by five percent (5%):

Year	Goal
2008	75%
2009	75%
2010	70%
2011	65%
2012	65%

For purposes of this Section 8, the ROA, ROE, FDIC Rating, Total Adversely Classified Items to Tier 1 Capital, Allowance for Loan and Lease Losses and Efficiency Ratio shall all be derived from any report of management submitted to the Board of Directors at the Board Meeting immediately preceding the date of any adjustment. If any dispute arises as to the calculations of any of such figures, the Ad Hoc Compensation Committee, subject to Board approval, shall make the sole determination of such figures using whatever resources the Committee shall deem reasonably necessary. Attached to this Agreement and made a part hereof by this reference as Exhibit A, is a worksheet, which shall be used by the Bank to calculate the Incentive Bonus of the President

9. Other Compensation or Benefits. In addition to the Adjusted Base Compensation and Incentive Bonus and any other compensation provided hereunder, Bank shall provide President with the following:

(a) A one-month vacation, at full pay.

(b) A health insurance, an accident insurance and disability insurance of a type and in an amount generally made available by Bank to its executive employees, at Bank’s sole cost and expense.

(c) A group term life insurance that is generally available to Bank’s executive employees, at Bank’s sole expense and cost. As additional consideration for the making of this Agreement by the President, the Bank agrees that such policy shall at Bank’s sole cost and expense be maintained in full force and effect at all times from the date hereof, if conditions of Bank’s group insurance coverage permit, during the remaining life of the President, and until her death, notwithstanding and regardless of the conclusion of term of this Agreement, the termination of employment of the President by the Bank in the capacity of President or any change in the capacity of her employment or the terms or conditions thereof, and without any condition whatsoever other than the making of this Agreement.

(d) A motor vehicle, at Bank’s sole cost and expense, together with comprehensive insurance including public liability, in amounts not less than the amount required by law. All reasonable operating expenses shall be paid by Bank.

(e) A membership in a golf and country club located within the Bank’s service area, at Bank’s sole cost and expense. Upon termination of this Agreement, Bank’s obligation to pay the fixed monthly dues for such membership shall cease and the ownership of such membership shall vest in the President, provided, however, that President continues to pay such fixed monthly dues from the date of termination.

(f) Free utilities—power, water, sewer, telephone—at the President’s primary residence.

(g) A life insurance on such terms as is mutually agreeable between the parties, at Bank’s sole expense and cost, in the sum of $500,000.00.

(h) A bank owned life insurance that offers retirement benefits that is or will be made generally available to Bank’s executive employees, at Bank’s sole expense and cost.

10. Business Expenses. Bank shall pay or reimburse President upon submission of an itemized account by her for all reasonable business expenses incurred by President in promoting, pursuing or otherwise furthering the business of Bank, including, but not limited to expenses for travel, meals, hotel accommodations, entertainment, gifts and the like.

11. Payments Following Disability. Upon the permanent disability of the President, Bank shall pay to the President, or her assigns, the Adjusted Base Compensation, together with all Incentive Bonuses, for the remainder of the term of this Contract.

12. Successors and Assigns. This Agreement and all the terms and conditions hereof shall be binding upon and inure to the benefit of the Bank, including any successor entity to Bank by liquidation, merger, consolidation, reorganization, sale of assets or otherwise, and to the President, and when applicable, to her heirs, successors and assigns.

13. Retirement Plans. President may participate in any retirement plan of Bank and to receive payments thereunder.

14. Non-Assumption. The services to be performed by President under this Agreement are personal to her, and may not be assumed by any other party except with Bank’s prior written consent.

15. Entire Agreement. The making and execution of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those expressed herein. This Agreement embodies the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, unless specifically referred to herein by reference.

16. Amendments. This Agreement and any term hereof may be changed, waived, discharged, or terminated only by an instrument in writing signed by the party against whom enforcement of such change, waiver, discharge or termination is or would be sought and without the necessity of additional consideration.

17. Notices. All communications and notices hereunder shall be deemed to have been properly given or served for all purposes when personally delivered to the party to whom it is directed, or in lieu of such personal service, if received by certified or registered United States mail, postage prepaid, at the following addresses:

If to Bank at:	P.O. Box BW
Hagatna, Guam 96910

If to President at:	P.O. Box 11031
Tamuning, Guam 96931

Either party may change the address provided above by giving written notice of such change to the other party as herein provided.

18. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of the prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

19. Law. This Agreement shall be governed under and construed in accordance with the law of Guam.

20. Attorney’s Fees. In the event of any action, suit or proceeding brought under or in connection with this Agreement, the prevailing party therein shall be entitled to recover, and the other party thereto agrees to pay, costs and expenses in connection therewith including reasonable attorney’s fees, disbursements and expenses.

21. Board Approval. This Contract is made pursuant to the Resolution of the Board of Directors adopted unanimously at its regular monthly meeting on December 26, 2007.

22. Headings. The headings of this sections of this Agreement have been included for convenience of reference only and shall in no way restrict or modify any of the terms or provisions thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above mentioned.

BANK OF GUAM, a Guam corporation
(herein called the “Bank”)

By:	/s/ Martin D. Leon Guerrero
Its Authorized Representative

/s/ Lourdes A, Leon Guerrero
LOURDES A. LEON GUERRERO
(herein called the “President”)

EXHIBIT C

EMPLOYMENT AGREEMENT

This Agreement is made and entered into as of the 11th day of February 2009 by and between BANK OF GUAM, a Guam corporation (herein called the “Bank”) and WILLIAM D. LEON GUERRERO (herein called the “Executive Vice President”).

NOW, THEREFORE, in consideration of the mutual promises of the parties to the Agreement, it is hereby agreed as follows:

1. Employment. Bank hereby designates and employs Executive Vice President, and Executive Vice President hereby accepts employment with Bank, as its Executive Vice President and Chief Operating Officer.

2. Term. This Agreement shall be for a term commencing retroactively from June 1, 2008, and terminating on May 31, 2013.

3. Duties. Executive Vice President shall be the Chief Operating Officer of the Bank, and shall be subject to the control of the Board of Directors of said Bank, have general supervision, direction and control of the business and affairs of the Bank. Executive Vice President shall have the general powers, duties of management usually vested in the office of the Executive Vice President of a corporation, and shall have such other powers, and duties as may be prescribed by the Board of Directors of the Bank, or the By-Laws. In connection therewith, upon direction of the Board of Directors, Executive Vice President shall make necessary and reasonable business trips for which he will be reimbursed or expenses will be provided in accordance with such regulations as may be established by the Board of Directors. Included herewith shall be trips to visit with officials of correspondent banks and technical seminars as may be available.

4. Extent of Services. Executive Vice President shall devote his full time, attention and energy to the business of Bank and shall not during the term of this Agreement, be engaged in any other business activities, unless such activities are reasonably determined by the Board of Directors of Bank not to be in competition or in conflict with the commercial banking business of Bank.

5. Base Compensation. As regular compensation for Executive Vice President’s services hereunder, Bank shall pay President an annual base salary of Two Hundred Ten Thousand Dollars ($210,000.00) during each year of the term hereof, payable in equal installments not less frequently than monthly (herein called “Base Compensation”).

6. Adjustments to Base Compensation. The Base Compensation shall be adjusted annually to reflect the increase, if any, in the cost-of-living by adding thereto an amount obtained by multiplying the Base Compensation by the percentage of which the level of the Consumer Price Index for the United States has increased over its level as of the date of commencement of the term of Agreement (herein called, together with Base Compensation, the “Adjusted Base Compensation”).

Following the end of each year of this Agreement and within thirty (30) days after the release of the United States Bureau of Labor Statistics of the figures for such year, Bank shall pay to the Executive Vice President the amount of any additional compensation to which he is entitled as a result of such cost-of-living adjustment.

7. Incentive Bonus. As an incentive to Executive Vice President for his continuing services and contributions to the growth and profitability of Bank, Executive Vice President shall be paid, in addition to his Adjusted Base Compensation, an Incentive Bonus as follows:

(a) Subject to the quarterly adjustments at Section 8 below, an amount equal to one hundred seventy five basis points (1.75%) of current net profits of the Bank after taxes or One Hundred Fifty Thousand Dollars ($150,000.00), which ever is less, payable in capital stocks of the Bank or in cash, or combination, at the option of President. The maximum amount shall be subject to review by the Board of Directors of Bank annually and appropriate adjustments shall then be made.

(b) The Incentive Bonus shall be computed and payable quarterly, within fifteen (15) days following each quarter except that each of the first quarterly payments of the Incentive Bonus shall be subject to adjustment, either increase or decrease, depending on the Bank’s final audited financial statements of the preceding year by the Bank’s independent accountants.

(c) At the option of the Executive Vice President, the Board of Directors are authorized to defer up to One Hundred Thousand Dollars ($100,000) of the annual incentive bonuses payable by receiving, in lieu of cash, fully vested Phantom Stock Units paying dividend equivalents, such Phantom Stock Units to equal the amount deferred, coupled with an option to purchase at the then fair market value three (3) shares of the Common Stock of the Bank of Guam for each one Phantom Stock Unit granted.

(d) Executive Vice President shall have the right to (1) continue to hold both the Phantom Stock Units and the Stock Options and receive on each Phantom Stock Unit an amount equivalent to the dividend paid on each share of Common Stock (the “Dividend Equivalent”); or (2) tender his Phantom Stock Units to the Bank for purchase by the Bank at the then fair market value; or (3) exercise his Stock Options. Upon tender by Executive Vice President of his Phantom Stock Units for cash he will forfeit his rights to the Stock Options; or upon exercise of his Stock Options he will forfeit his rights to the Phantom Stock Units and the Dividend Equivalents.

8. Adjustments To Bonus. On an annual basis, the Executive Vice President shall submit an annual budget and strategic plan to the Board. Based upon the criteria contained within the budget and strategic plan, the Incentive Bonus of the Executive Vice President shall be adjusted on a quarterly basis as follows:

(a) If the then current Return on Equity (ROE) of the Bank is below the preceding three-year average ROE of the Bank, then the Incentive Bonus shall be reduced by ten percent (10%);

(b) If the then current Return on Assets (ROA) of the Bank is less than that of the Bank’s peer group as published in the Federal Deposit Insurance Corporation’s (FDIC) Uniform Bank Performance Report, then the Incentive Bonus shall be reduced by ten percent (10%);

(c) If the then current Bank’s FDIC Commercial Examination Commercial Examination Composite Rating (FDIC Rating) is 2 or better, there shall be no reduction to the Incentive Bonus; if the FDIC Rating is 3, then Incentive Bonus shall be reduced by fifteen percent (15%); if the FDIC Rating is 4, then the Incentive Bonus shall be reduced by fifty percent (50%); if the FDIC Rating is 5, then the Incentive Bonus shall be reduced by one-hundred percent (100%);

(d) If the then current Total Adversely Classified Items to Tier 1 Capital of the Bank plus the Allowance for Loan and Lease Losses is greater than twenty-five percent (25%), then the Incentive Bonus shall be reduced by ten percent (10%);

(e) If the Efficiency Ratio of the Bank does not meet the following goals of the Bank, the Incentive Bonus shall be reduced by five percent (5%):

Year	Goal
2009	75%
2010	70%
2011	65%
2012	65%
2113	65%

For purposes of this Section 8, the ROA, ROE, FDIC Rating, Total Adversely Classified Items to Tier 1 Capital, Allowance for Loan and Lease Losses and Efficiency Ratio shall all be derived from any report of management submitted to the Board of Directors at the Board Meeting immediately preceding the date of any adjustment. If any dispute arises as to the calculations of any of such figures, the Ad Hoc Compensation Committee, subject to Board approval, shall make the sole determination of such figures using whatever resources the Committee shall deem reasonably necessary. Attached to this Agreement and made a part hereof by this reference as Exhibit A, is a worksheet, which shall be used by the Bank to calculate the Incentive Bonus of the Executive Vice President

9. Other Compensation or Benefits. In addition to the Adjusted Base Compensation and Incentive Bonus and any other compensation provided hereunder, Bank shall provide Executive Vice President with the following:

(a) A one-month vacation, at full pay.

(b) A health insurance, an accident insurance and disability insurance of a type and in an amount generally made available by Bank to its executive employees, at Bank’s sole cost and expense.

(c) A group term life insurance that is generally available to Bank’s executive employees, at Bank’s sole expense and cost. As additional consideration for the making of this Agreement by the Executive Vice President, the Bank agrees that such policy shall at Bank’s sole cost and expense, be maintained in full force and effect at all times from the date hereof, if conditions of Bank’s group insurance coverage permit, during the remaining life of the Executive Vice President, and until his death, notwithstanding and regardless of the conclusion of term of this Agreement, the termination of employment of the Executive Vice President by the Bank in the

capacity of Executive Vice President or any change in the capacity of his employment or the terms or conditions thereof, and without any condition whatsoever other than the making of this Agreement.

(d) A motor vehicle, at Bank’s sole cost and expense, together with comprehensive insurance including public liability, in amounts not less than the amount required by law. All reasonable operating expenses shall be paid by Bank.

(e) A membership in a golf and country club located within the Bank’s service area, at Bank’s sole cost and expense. Upon termination of this Agreement, Bank’s obligation to pay the fixed monthly dues for such membership shall cease and the ownership of such membership shall vest in the Executive Vice President, provided, however, that Executive Vice President continues to pay such fixed monthly dues from the date of termination.

(f) Free utilities—power, water, sewer, telephone—at the Executive Vice President’s primary residence.

(g) A life insurance on such terms as is mutually agreeable between the parties, at Bank’s sole expense and cost, in the sum of $500,000.00.

(h) A bank owned life insurance that offers retirement benefits that is or will be made generally available to Bank’s executive employees, at Bank’s sole expense and cost.

10. Business Expenses. Bank shall pay or reimburse Executive Vice President upon submission of an itemized account by him for all reasonable business expenses incurred by Executive Vice President in promoting, pursuing or otherwise furthering the business of Bank, including, but not limited to expenses for travel, meals, hotel accommodations, entertainment, gifts and the like.

11. Payments Following Disability. Upon the permanent disability of the Executive Vice President, Bank shall pay to the Executive Vice President, or his assigns, the Adjusted Base Compensation, together with all Incentive Bonuses, for the remainder of the term of this Contract.

12. Successors and Assigns. This Agreement and all the terms and conditions hereof shall be binding upon and inure to the benefit of the Bank, including any successor entity to Bank by liquidation, merger, consolidation, reorganization, sale of assets or otherwise, and to the Executive Vice President, and when applicable, to his heirs, successors and assigns.

13. Retirement Plans. Executive Vice President may participate in any retirement plan of Bank and to receive payments thereunder.

14. Non-Assumption. The services to be performed by Executive Vice President under this Agreement are personal to him, and may not be assumed by any other party except with Bank’s prior written consent.

15. Entire Agreement. The making and execution of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those expressed herein. This Agreement embodies the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, unless specifically referred to herein by reference.

16. Amendments. This Agreement and any term hereof may be changed, waived, discharged, or terminated only by an instrument in writing signed by the party against whom enforcement of such change, waiver, discharge or termination is or would be sought and without the necessity of additional consideration.

17. Notices. All communications and notices hereunder shall be deemed to have been properly given or served for all purposes when personally delivered to the party to whom it is directed, or in lieu of such personal service, if received by certified or registered United States mail, postage prepaid, at the following addresses:

If to Bank at:	P.O. Box BW
Hagatna, Guam 96910

If to Executive Vice President at:	P.O. Box 92
Hagatna, Guam 96932

Either party may change the address provided above by giving written notice of such change to the other party as herein provided.

18. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of the prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

19. Law. This Agreement shall be governed under and construed in accordance with the law of Guam.

20. Attorney’s Fees. In the event of any action, suit or proceeding brought under or in connection with this Agreement, the prevailing party therein shall be entitled to recover, and the other party thereto agrees to pay, costs and expenses in connection therewith including reasonable attorney’s fees, disbursements and expenses.

21. Headings. The headings of this sections of this Agreement have been included for convenience of reference only and shall in no way restrict or modify any of the terms or provisions thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above mentioned.

BANK OF GUAM, a Guam corporation
(herein called the “Bank”)

By:	/s/ Lourdes A. Leon Guerrero
Its Authorized Representative

/s/ William D. Leon Guerrero
WILLIAM D. LEON GUERRERO
(herein called the “Executive Vice President”)

EXHIBIT D

Certification Pursuant to

Rule 13a-14 of the Securities Exchange Act of 1934, as amended

I, Lourdes A. Leon Guerrero, certify that:

1. I have reviewed this annual report on Form 10-K of Bank of Guam (the “registrant”);

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14(c) and 15d-14(c)) for the registrant and we have:

a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b) evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6. The registrant’s other certifying officer and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: March 14, 2011	/s/ Lourdes A. Leon Guerrero
Lourdes A. Leon Guerrero
President and Chief Executive Officer

EXHIBIT E

Certification Pursuant to

Rule 13a-14 of the Securities Exchange Act of 1934, as amended

I, Francisco M. Atalig, certify that:

1. I have reviewed this annual report on Form 10-K of Bank of Guam (the “registrant”);

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14(c) and 15d-14(c)) for the registrant and we have:

a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b) evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6. The registrant’s other certifying officer and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: March 14, 2011
/s/ Francisco M. Atalig
Francisco M. Atalig
Senior Vice President and Chief Financial Officer

FRANK M. ATALIG

Senior Vice President

Chief Financial Officer

Tel: (671) 472-5268 / Fax: (671) 477-0551

March 14, 2011

Registration & Disclosure Unit

Federal Deposit Insurance Corporation

1776 F Street, N.W.

Room 259

Washington, D.C. 20006

Re:	Form 10-K (formerly Form F-2) – 2010

Gentlemen:

Please find attached Bank of Guam’s Form 10-K for the year ended December 31, 2010. Three copies (one with original signatures) are included in a package being sent to your office via courier service.

Should you have any questions, please contact me at any of the following numbers:

Work:	(671) 472-5267 (direct line)
(671) 472-5268 (secretary)
(671) 477-0551 (telefax)
Home:	(671) 632-1311

Please do not hesitate to contact me at home because of the time difference between Guam and D.C.

Sincerely,

/s/ Francisco M. Atalig
Francisco M. Atalig
Senior Vice President
Chief Financial Officer

cc:	William D. Leon Guerrero

Executive Vice President/Chief Operating Officer

Danilo Rapadas

SVP/General Counsel & Chief Risk Officer